UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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Marathon Oil Corporation

(Name of Registrant as Specified In Its Charter)

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Notice of Annual Meeting of Stockholders and Proxy Statement

2008

Wednesday, April 30, 2008
10:00 a.m. Central Time

Conference Center Auditorium
Marathon Oil Tower
5555 San Felipe Road
Houston, Texas 77056

Please vote promptly either by:
} telephone,
} the Internet, or
} marking, signing and returning your proxy or voting instruction card.

Marathon Oil Corporation 5555 San Felipe Road Houston, TX 77056	Clarence P. Cazalot, Jr. President and Chief Executive Officer

March 10, 2008

Dear Marathon Stockholder,

On behalf of your Board of Directors and management, you are cordially invited to attend our 2008 annual meeting of stockholders to be held in the Conference Center Auditorium of the Marathon Oil Tower, 5555 San Felipe Road, Houston, Texas, on Wednesday, April 30, 2008 at 10:00 a.m. Central Time.

We are pleased to take advantage of the new Securities and Exchange Commission rules allowing issuers to furnish proxy materials over the Internet. Please read the proxy statement for more information on this alternative, which we believe will allow us to provide our stockholders with the information they need, while lowering the costs of delivery and reducing the environmental impact of our annual meeting. On March 14, 2008, we plan to commence mailing to our U.S. stockholders a Notice containing instructions on how to access our 2008 Proxy Statement and 2007 Annual Report and vote online. In addition, instructions on how to request a printed copy of these materials may also be found on the Notice. All other stockholders will continue to receive copies of the proxy statement and annual report by mail. The matters to be voted on at the meeting can be found in the 2008 Proxy Statement.

Your vote is important. We hope you will vote either by telephone, over the Internet or by marking, signing and returning your proxy or voting instruction card as soon as possible, whether or not you plan to attend the meeting.

Sincerely,

Notice of Annual Meeting of Stockholders
on April 30, 2008

We will hold our 2008 annual meeting of stockholders in the Conference Center Auditorium of the Marathon Oil Tower, 5555 San Felipe Road, Houston, Texas 77056 on Wednesday, April 30, 2008 at 10:00 a.m. Central Time, in order to:

—	elect nine directors;

—	ratify the selection of PricewaterhouseCoopers LLP as our independent auditor for 2008;

—	consider a stockholder proposal to amend our by-laws to allow stockholders to call special meetings;

—	consider a stockholder proposal to adopt a policy for ratification of executive compensation; and

—	transact any other business that properly comes before the meeting.

You are entitled to vote at the meeting if you were an owner of record of Marathon Oil Corporation common stock at the close of business on March 3, 2008. If your ownership is through a broker or other intermediary, you will need to have proof of your stockholdings in order to be admitted to the meeting. A recent account statement, letter or proxy from your broker or other intermediary will suffice.

Holders of exchangeable shares of 1339971 Alberta Ltd. of record and entitled to vote, at the close of business on March 3, 2008 will be entitled to receive notice of the meeting, attend the meeting and vote by way of the enclosed Voting Instruction Form on matters to come before the meeting. Holders of exchangeable shares may vote by signing the enclosed Voting Instruction Form and remitting it to Valiant Trust Company of Canada, Suite 310, 606 – 4th Street S.W., Calgary, Alberta T2P 1T1. In order to be valid and acted upon at the meeting, the Voting Instruction Form must be received no later than 10:00 a.m. (Central Time) on Tuesday, April 29, 2008.

Marathon is taking advantage of the new Securities and Exchange Commission rules which allow issuers to furnish proxy materials to their stockholders over the Internet. Marathon believes these new rules allow us to provide our stockholders with the information they need, while lowering the costs of delivery and reducing the environmental impact of our annual meeting.

If you received a printed copy of the materials, we have enclosed a copy of the Company’s 2007 Annual Report to stockholders with this notice and proxy statement.

By order of the Board of Directors,

William F. Schwind, Jr. Secretary

Dated: March 10, 2008

Marathon Oil Corporation 5555 San Felipe Road Houston, TX 77056

Proxy Statement

We have sent you this proxy statement because the Board of Directors is asking you to give your proxy (that is, the authority to vote your shares) to our proxy committee so they may vote your shares on your behalf at our annual meeting of stockholders. The members of the proxy committee are Thomas J. Usher, Clarence P. Cazalot, Jr. and Janet F. Clark.

We will hold the meeting on April 30, 2008 in the Conference Center Auditorium of the Marathon Oil Tower, 5555 San Felipe Road, Houston, Texas. The proxy statement contains information about the matters being voted on and other information that may be helpful to you.

We began the mailing of the Notice of Internet Availability of Proxy Materials, the 2008 Proxy Statement, the proxy card and the 2007 Annual Report on or about March 14, 2008.

Questions and Answers

¢       Who may vote?

You may vote if you were a holder of Marathon Oil Corporation (“Marathon” or the “Company”) common stock at the close of business on March 3, 2008, which is the record date of the meeting. Each share of common stock entitles its holder to one vote on each matter to be voted on at the meeting. If, as of the close of business on March 3, 2008, you were a holder of exchangeable shares issued by 1339971 Alberta Ltd., one of our subsidiaries, you can exercise your voting rights under the Voting and Exchange Trust Agreement relating to those shares, which effectively provides you with voting rights for each of those shares nearly equivalent to the voting rights applicable to a share of Marathon common stock. The exchangeable shares were issued in connection with our October 2007 acquisition of Western Oil Sands Inc.

¢       What may I vote on?

You may vote on:

—   the election of nine nominees to serve as directors;

—   the ratification of the selection of PricewaterhouseCoopers LLP as our independent auditor for 2008;

—   a stockholder proposal to amend our by-laws to allow stockholders to call special meetings; and

—   a stockholder proposal to adopt a policy for ratification of executive compensation.

¢       How does the Board recommend I vote?

The Board recommends that you vote:

—   FOR each of the nominees for director;

—   FOR the ratification of the selection of PricewaterhouseCoopers LLP as our independent auditor for 2008;

—   AGAINST the stockholder proposal to amend our by-laws to allow stockholders to call special meetings; and

—   AGAINST the stockholder proposal to adopt a policy for ratification of executive compensation.

¢       If I am a stockholder of record of Marathon shares, how do I cast my vote?

If you are a holder of record of Marathon common stock, you may vote in person at the annual meeting. We will give you a ballot when you arrive.

If you do not wish to vote in person or if you will not be attending the annual meeting, you may vote by proxy. If you received a printed copy of these proxy materials by mail, you may vote by proxy on the Internet, vote by proxy using the enclosed proxy card, or vote by proxy over the telephone. The procedures for voting by proxy are as follows:

—  To vote by proxy on the Internet, go to http://www.proxyvote.com to complete an electronic proxy card. You will need the 12-digit Control Number included on your Notice of Internet Availability and on your proxy card;

—  To vote by proxy using the enclosed proxy card (if you received a printed copy of these proxy materials by mail), complete, sign and date your proxy card and return it promptly in the envelope provided; or

—   To vote by proxy over the telephone (if you received a printed copy of these proxy materials by mail), dial the toll-free phone number listed on your proxy card under the heading “Vote by Phone” using a touch-tone phone and follow the recorded instructions.

If you vote by proxy, your vote must be received by 11:59 p.m., EDT on April 29, 2008 to be counted.

We provide Internet proxy voting to allow you to vote your shares on-line, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your Internet access, such as usage charges from Internet access providers and telephone companies.

¢        If I am a beneficial owner of Marathon shares, how do I vote?

If you are a beneficial owner of shares of Marathon common stock held in street name and you received a printed copy of these proxy materials by mail, you should have received a voting instruction card with these proxy materials from the organization that is the record owner of your shares rather than from us. If you are a beneficial owner of shares held in street name and you received a notice by mail, you should have received the notice from the organization that is the record owner of your shares rather than from us. Beneficial owners that received a printed copy of these proxy materials by mail from the record owner may complete and mail that voting instruction card or may vote by telephone or over the Internet as instructed by that organization in the voting instruction card. Beneficial owners that received a Notice by mail from the record owner should follow the instructions included in the Notice to view the proxy statement and transmit their voting instructions. A beneficial owner planning to vote in person at the annual meeting must obtain a valid proxy from the record owner. To request the requisite proxy form, follow the instructions provided by your broker or contact your broker.

¢        Why did I receive a Notice in the mail regarding the Internet availability of proxy materials this year instead of a full set of proxy materials?

Pursuant to the new rules recently adopted by the Securities and Exchange Commission, we have elected to provide access to our proxy materials over the Internet. Unless you previously requested to receive a printed copy of the proxy materials or reside in a location outside the United States, we are sending a Notice of Internet Availability of Proxy Materials (the “Notice”) to our stockholders of record. All stockholders will have the ability to access the proxy materials. Instructions on how to access the proxy materials over the Internet or to request a printed copy may be found on the Notice. In addition, stockholders may request to receive proxy materials in printed form by mail or electronically by e-mail on an ongoing basis.

¢        May I change my vote?

If you are a holder of record of shares of Marathon common stock, you may change your vote or revoke your proxy at any time before your shares are voted at the meeting by:

—    voting again by telephone or over the Internet;

—    sending us a proxy card dated later than your last vote;

—    notifying the Secretary of Marathon in writing; or

—    voting at the meeting.

¢        How many outstanding shares are there?

At the close of business on March 3, 2008, which is the record date for the meeting, there were 709,838,795 shares of Marathon common stock outstanding and 3,900,968 exchangeable shares issued by 1339971 Alberta Ltd. (with effectively near equivalent voting rights to shares of Marathon common stock) outstanding and entitled to vote.

¢        How does this proxy statement relate to the exchangeable shares issued by 1339971 Alberta Ltd.?

If you were a holder of record of exchangeable shares and entitled to vote as of the close of business on March 3, 2008, we have enclosed a Voting Instruction Form. You can use that form to provide Valiant Trust Company, the trustee under the Voting and Exchange Trust Agreement relating to the exchangeable shares, with your voting instructions. The trustee should receive your voting instructions by 10:00 a.m. Central Time on Tuesday, April 29, 2008. This will give the trustee time to tabulate the voting instructions and vote on your behalf. The trustee will exercise votes only on the basis of instructions it receives from holders of record of the exchangeable shares. In the absence of instructions from such a holder of exchangeable shares as to voting, the trustee will not exercise voting rights relating to those exchangeable shares. If you wish to attend the meeting and vote in person, rather than have the trustee exercise voting rights on your behalf, you may do so by following the procedures set forth in the enclosed Voting Instruction Form.

¢       How big a vote do the proposals need in order to be approved?

Directors are elected by a majority of the votes cast. For a director to be elected, the number of shares voted “for” a director must exceed the number of votes cast “against” that director. Abstentions will not be taken into account in director elections. Each of the other proposals will be approved if it receives a majority of the votes of the shares present in person at the meeting and those represented by proxy and entitled to vote. Except as otherwise provided above, abstentions are counted as votes present and entitled to vote and have the same effect as votes against a proposal. Broker non-votes are not counted as either votes for or votes against a proposal. Both abstentions and broker non-votes are counted in determining that a quorum is present for the meeting.

¢       What are broker non-votes?

The New York Stock Exchange permits brokers to vote their customers’ shares on routine matters when the brokers have not received voting instructions from their customers. The election of directors and the ratification of the independent auditor are examples of routine matters on which brokers may vote in this way. Brokers may not vote their customers’ shares on non-routine matters such as the stockholder proposals, unless they have received voting instructions from their customers. Shares held by brokers on behalf of these customers which are not voted on non-routine matters are broker non-votes.

¢       What constitutes a quorum?

Under our by-laws, a quorum is one third of the voting power of the outstanding shares of stock entitled to vote.

¢       Will my vote be confidential?

All voting records which identify stockholders are kept permanently confidential except as necessary to meet legal requirements and in other limited circumstances such as proxy contests. The vote tabulators and the inspector of elections are required to execute confidentiality agreements.

¢       How will voting be conducted on other matters raised at the meeting?

If any matters are presented at the meeting other than the proposals on the proxy card, the proxy committee will vote on them using their best judgment. Your signed proxy card, or your telephone or Internet vote, gives them the authority to do this. Under our by-laws, notice of any matter to be presented by a stockholder for a vote at the meeting must have been received by our corporate Secretary on or after January 1, 2008 and no later than January 31, 2008, and it must have been accompanied by certain information about the stockholder presenting it. We have not received notice of any matter to be presented other than those on the proxy card.

¢       When must stockholder proposals be submitted for the 2009 annual meeting?

Stockholder proposals submitted for inclusion in our 2009 proxy statement must be received in writing by our corporate Secretary no later than the close of business on November 14, 2008. Stockholder proposals submitted outside the process for inclusion in the proxy statement must be received from stockholders of record on or after December 29, 2008 and no later than January 28, 2009 and must be accompanied by certain information about the stockholder making the proposal, in accordance with our by-laws.

The Board of Directors and Governance Matters

Under our by-laws and the laws of Delaware, Marathon’s state of incorporation, the business and affairs of Marathon are managed under the direction of the Board of Directors. The Board met eight times in 2007. Their attendance averaged approximately 97 percent for the aggregate of the total number of Board and committee meetings held in 2007. Under our Corporate Governance Principles, directors are expected to attend the annual meeting of stockholders, and in 2007 all of our directors attended the meeting.

With respect to a lead or presiding director, the chairman of the Board presides at all meetings of stockholders and of the Board of Directors. In circumstances where the outside directors meet without the chairman or in circumstances where the chairman is unavailable, the chairman of the Corporate Governance and Nominating Committee presides at any such meeting, unless the Board determines that another director should lead the discussion due to the particular subject matter being discussed. The chairman of the Board also attends all committee meetings.

Our Corporate Governance Principles also require non-management directors of the Company to meet at regularly scheduled executive sessions. To comply with this directive, an offer of an executive session is extended to non-management directors at each regularly scheduled Board meeting. The chairman of the Board presides at these executive sessions, which serve as an efficient check on management. In 2007, non-management directors of the Company held five executive sessions.

In 2007, the Board had four principal committees, all the members of which were independent, non-employee directors. The table below shows the committee memberships of each director and the number of meetings that each corresponding committee held in 2007.

Board Committee Memberships in 2007	Director	Audit Committee	Compensation Committee	Corporate Governance and Nominating Committee	Committee on Financial Policy

	Charles F. Bolden, Jr.	X		X	X

	David A. Daberko	X		X	X*

	William L. Davis	X	X		X

	Shirley Ann Jackson	X*	X	X

	Philip Lader		X	X	X

	Charles R. Lee	X		X	X

	Dennis H. Reilley	X	X	X*

	Seth E. Schofield		X	X	X

	John W. Snow		X	X	X

	Douglas C. Yearley	X	X*		X

	Number of Meetings in 2007	5	4	4	4

* Chair

Effective January 1, 2008, the principal committees were reorganized, including the memberships, as set forth below. Because Gregory H. Boyce was recently elected to the Board, he has not been assigned to any committees as the filing date of this proxy statement.

Board Committee Memberships in 2008	Director	Audit and Finance Committee	Compensation Committee	Corporate Governance and Nominating Committee	Public Policy Committee

	Charles F. Bolden, Jr.	X		X	X

	David A. Daberko	X	X*	X

	William L. Davis	X		X	X

	Shirley Ann Jackson	X*	X		X

	Philip Lader	X		X	X*

	Charles R. Lee	X	X		X

	Dennis H. Reilley		X	X*	X

	Seth E. Schofield	X	X	X

	John W. Snow		X	X	X

* Chair

Board and Committee Independence

The principal committee structure of the Board includes audit and finance, compensation, corporate governance and nominating, and public policy. These committees are comprised entirely of independent directors.

In determining independence, the Board affirmatively determines whether directors have no material relationship with the Company. When assessing materiality, the Board considers all relevant facts and circumstances including, without limitation, transactions between the Company and the director directly or organizations with which the director is affiliated, and the frequency and dollar amounts associated with these transactions. The Board further considers whether the transactions were at arm’s length in the ordinary course of business and whether the transactions were consummated on terms and conditions similar to those of unrelated parties. In addition, the Board uses the following categorical standards to determine director independence: (1) not being a present or former employee, or having an immediate family member as an executive officer, of the Company within the past three years; (2) not personally receiving, or having an immediate family member receive, any direct compensation from the Company in excess of $100,000 during any twelve-month period within the last three years, other than compensation for board or committee service, pension or other forms of deferred compensation for prior service, or compensation paid to an immediate family member who is a non-executive employee of the Company; (3) with respect to the Company’s external auditor, (a) not being engaged, or having an immediate family member engaged, as a current partner by the Company’s external auditor, (b) not being a current employee of the Company’s external auditor, (c) not having an immediate family member who is a current employee of the Company’s external auditor and who participates in such firm’s audit, assurance or tax compliance (but not tax planning) practice, or (d) not being engaged or employed or having an immediate family member engaged or employed, within the past three years (but is no longer) a partner or employee of such firm and personally worked on the Company’s audit within that time; (4) not being employed, or having an immediate family member employed, within the past three years as an executive officer of another company where now or at any time during the past three years any of the Company’s present executive officers serve or served on the other company’s compensation committee; (5) not being a current employee, or having an immediate family member who is a current executive officer, of a company that makes or made payments to, or receives or received payments from, the Company for property or services in an amount which, in any of the three preceding fiscal years, exceeded the greater of $1 million, or 2% of the other company’s consolidated gross revenues; and (6) not being an executive officer of a tax-exempt organization of which the Company has within the three preceding fiscal years made any contributions to that organization in any single fiscal year that exceeded the greater of $1 million, or 2% of the tax-exempt organization’s consolidated gross revenues.

Applying these categorical standards, the Board determined that the following directors qualify as independent: Charles F. Bolden, Jr.; David A. Daberko; William L. Davis; Shirley Ann Jackson; Philip Lader; Charles R. Lee; Dennis H. Reilley; Seth E. Schofield; John W. Snow; and Thomas J. Usher. Because Gregory H. Boyce was recently elected to the Board, an independence determination has not been made as of the filing date of this proxy statement.

In determining the independence of David Daberko during the time he served as chief executive officer of National City Bank in 2007, the Board further considered the stock transfer agent and banking services provided by National City Bank to the Company. The Board determined that Mr. Daberko had no material interest in any such transaction.

Audit and Finance Committee

The Audit and Finance Committee has a written charter adopted by the Board, which is attached hereto as Appendix I and is also available on the Company’s website at http://www.marathon.com/ Audit_Committee_Charter/. The charter requires the committee to reassess and report to the Board on the adequacy of the charter on an annual basis, which the committee did in 2007. All the members of the Audit and Finance Committee are independent (as independence is defined in Exchange Act Rule 10A-3, as well as the general independence requirements of NYSE Rule 303A.02).

This committee is, among other things, responsible for:

—	appointing, replacing, compensating and overseeing the work of the independent auditor;

—	reviewing the fees proposed by the independent auditor for the coming year and approving in advance all audit, audit-related, tax and permissible non-audit services to be performed by the independent auditor;

—	separately meeting with the independent auditor, the internal auditors and management with respect to the status and results of their activities;

—	reviewing with the chief executive officer, the chief financial officer, and the general counsel the Company’s disclosure controls and procedures and management’s conclusions about the efficacy of such disclosure controls and procedures;

—	reviewing, approving and discussing with management and the independent auditor the annual and quarterly financial statements, reports of internal control over financial reporting, the annual report to stockholders, and the Form 10-K;

—	reviewing earnings press releases;

—	discussing with management guidelines and policies to govern the process by which risk assessment and management is undertaken by the Company;

—	approving and recommending financings, including the recommendations of action to subsidiaries, partnerships and joint ventures;

—	reviewing legal and regulatory compliance regarding the Company’s financial statements, accounting or auditing matters or compliance with the Code of Business Conduct or Whistleblowing Procedures; and

—	completing an annual performance evaluation of this committee.

The Audit and Finance Committee has the authority to investigate any matter brought to its attention with full access to all books, records, facilities and personnel of the Company, and to retain outside legal, accounting or other consultants.

Audit and Finance Committee Policy For Pre-Approval of Audit, Audit-Related, Tax and Permissible Non-Audit Services

The Audit and Finance Committee Policy For Pre-Approval of Audit, Audit-Related, Tax and Permissible Non-Audit Services is attached as Appendix II to this proxy statement and is also available on the Company’s website at http://www.marathon.com/Policy_PreAppAudit_Tax_NonAudit/. Among other things, this policy sets forth the procedure for the committee to pre-approve all audit, audit-related, tax and permissible non-audit services, other than as provided under the de minimus exception. Notwithstanding the de minimus exception, it is the intent of the committee that standard practice will be to pre-approve all permissible non-audit services. The committee delegated pre-approval authority of up to $500,000 to the Audit and Finance Committee Chair for unbudgeted items.

Audit Committee Financial Expert

Based on the attributes, education and experience requirements set forth in Section 407 of the Sarbanes-Oxley Act of 2002 and associated regulations, the Board of Directors has determined that David A. Daberko and Charles R. Lee each qualify as an “Audit Committee Financial Expert.”

—	Mr. Daberko is a former chairman of the board and former chief executive officer of National City Corporation. In addition to certifying the effectiveness of internal controls and procedures required by his former position as CEO, Mr. Daberko’s previous positions with National City required him to oversee internal accounting controls and set internal control policy. As head of bank investments, he was responsible for overseeing accounting for that area. Mr. Daberko holds a MBA in finance from Case Western Reserve University.

—	Mr. Lee held positions as senior vice president-finance for Penn Central Corp. and Columbia Pictures Industries Inc., and senior vice president of finance with GTE Corporation. He received a MBA with distinction from the Harvard Graduate School of Business Administration.

Guidelines for Hiring of Employees or Former Employees of the Independent Auditor

The guidelines for hiring of employees or former employees of the independent auditor provide that the Company shall not hire any employee or former employee of its independent auditor for a position in a financial reporting oversight role if such employee or former employee was the lead or concurring partner, or any other member of the audit engagement team who provided more than ten hours of audit, review or attest services during the one-year period preceding the date of the initiation of the audit. A complete set of these guidelines is available on the Company’s website at http://www.marathon.com/Guide_Hire_Employees_Indep_Auditor/.

Policy for Whistleblowing Procedures

The Policy for Whistleblowing Procedures establishes procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters, and the confidential, anonymous submission by employees to the Company of concerns regarding questionable accounting or auditing matters. The Policy for Whistleblowing Procedures is available on the Company’s website at http://www.marathon.com/Policy_Whistleblowing_Procedures/.

Compensation Committee

The Compensation Committee is composed solely of directors who satisfy all criteria for independence under applicable law and the rules of the New York Stock Exchange and who, in the opinion of the Board, are free of any relationship that would interfere with their exercise of independent judgment as members of the committee.

The Compensation Committee has a written charter adopted by the Board, which is available on the Company’s website at http://www.marathon.com/Charter_Comp_Committee/. The charter requires the committee to reassess and report to the Board on the adequacy of the charter on an annual basis, which the committee did in 2007.

The committee is, among other things, responsible for:

—	making recommendations to the Board and to the boards of subsidiaries on all matters of policy and procedures relating to executive compensation;

—	reviewing and approving corporate goals and objectives relevant to the chief executive officer’s compensation, and determining and approving the chief executive officer’s compensation level based on the Board’s performance evaluation of the chief executive officer;

—	determining and approving the compensation of the other executive officers, and reviewing the succession plan relating to positions held by the other executive officers;

—	recommending to the Board and administering the incentive compensation plans and equity-based plans of the Company;

—	confirming the achievement of performance levels under the Company’s incentive compensation plans;

—	reviewing, recommending, and discussing with management the Compensation Discussion and Analysis section included in the Company’s annual proxy statement; and

—	evaluating its performance on an annual basis.

The committee may delegate its responsibilities to a subcommittee comprised of one or more members of the committee.

The committee has hired Towers Perrin, a global professional services firm, to serve as its compensation consultant, and Towers Perrin reports directly to the committee. The consultant provides the committee with comparative data on executive compensation and expert advice on the design and implementation of the Company’s annual and long-term compensation programs.

The committee seeks input from the CEO on compensation decisions and performance appraisals for all other officers. However, all officer compensation matters are approved by the committee.

The committee meets at least four times a year and is given the opportunity to meet in executive session at each of its meetings. With input from the compensation consultant, the CEO, and the Vice President of Human Resources, the chairman of the committee approves the agendas for committee meetings. When possible, the committee previews and discusses significant compensation decisions at one meeting before giving formal approval at a subsequent meeting.

Compensation Committee Interlocks and Insider Participation

The members of the Compensation Committee are David Daberko (Chairman), Shirley Ann Jackson, Charles Lee, Dennis Reilley, Seth Schofield and John Snow. Each person qualifies as an independent non-employee director, and no member has served as an officer or employee of the Company. During 2007, none of the Company’s executive officers served as a member of a compensation committee or board of directors of any other entity, which has an executive officer serving as a member of our Compensation Committee or Board of Directors.

Corporate Governance and Nominating Committee

The Corporate Governance and Nominating Committee is composed solely of independent directors in accordance with the rules of the New York Stock Exchange. The committee’s primary purpose is to discharge the Board’s responsibility related to the development and implementation of a set of corporate governance principles, the identification of individuals qualified to become board members, and the review of the qualifications and make-up of the Board membership.

The committee is, among other things, responsible for:

—	reviewing and making recommendations to the Board concerning the appropriate size and composition of the Board, including candidates for election or re-election as directors, the criteria to be used for the selection of candidates for election as directors, the appropriate skills and characteristics required of Board members in the context of the current make-up of the Board, the composition and functions of the Board committees, and all matters relating to the development and effective functioning of the Board;

—	considering and recruiting candidates to fill positions on the Board;

—	considering nominees recommended by stockholders for election as directors;

—	reviewing and making recommendations to the Board of each Board committee’s membership and committee chairpersons including, without limitation, a determination of whether one or more Audit and Finance Committee members qualifies as an “audit committee financial expert” in accordance with applicable law;

—	assessing and recommending overall corporate governance practices;

—	establishing the process and overseeing the evaluation of the Board;

—	reviewing and approving codes of conduct applicable to directors, officers and employees;

—	reviewing the Company’s policy statement on stockholders’ rights plans and reporting any recommendations to the Board; and

—	evaluating its performance on an annual basis.

A current copy of the Corporate Governance and Nominating Committee’s charter is available on the Company’s website at http://www.marathon.com/Charter_CorpGovNom_Committee/.

Director Identification and Selection

The process for director selection and director qualifications is set forth in Article III, Section (a) of the Company’s Corporate Governance Principles which are available on the Company’s website at http://www.marathon.com/Corporate_Governance_Principles/. In summary, the chairman of the Corporate Governance and Nominating Committee and the chief executive officer should work with a third-party professional search firm to review director candidates and their credentials. At least one member of the committee, the chairman of the board, and the chief executive officer should meet with the director candidate. This screening process applies to Corporate Governance and Nominating Committee recommended nominees, as well as nominees recommended by the stockholders in accordance with the Company’s by-laws. The criteria for selecting new directors include their independence, as defined by applicable law, stock exchange listing standards and the categorical standards listed in the Company’s Corporate Governance Principles, their business or professional experience, their integrity and judgment, their record of public service, their ability to devote sufficient time to the affairs of the Company, the diversity of backgrounds and experience they will bring to the Board, and the needs of the Company from time to time. Directors should also be individuals of substantial accomplishment with demonstrated leadership capabilities, and they should represent all stockholders and not any special interest group or constituency. The committee’s charter also gives the committee the sole authority to retain and terminate any search firm to be used to identify director candidates, including sole authority to approve the search firm’s fees and other retention terms.

Code of Ethics for Senior Financial Officers

Our Code of Ethics for Senior Financial Officers which is available on the Company’s website at http://www.marathon.com/Code_Ethics_Sr_Finan_Off/. This code applies to the Company’s principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions, and mandates that these officers, among other things:

—	act with honesty and integrity, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

—	provide full, fair, accurate, timely, and understandable disclosure in reports and documents that the Company files with, or submits to, the Securities and Exchange Commission and in other public communications made by the Company;

—	comply with applicable governmental laws, rules and regulations; and

—	promote the prompt internal reporting of violations of this Code of Ethics to the chair of the Audit and Finance Committee of the Board of Directors and to the appropriate person or persons identified in the Company’s Code of Business Conduct.

The code further provides that any violation will be subject to appropriate discipline, up to and including dismissal from the Company and prosecution under the law.

Public Policy Committee

The Board has recently created a Public Policy Committee. This committee assists the Board in identifying and monitoring social, political, and environmental trends and issues which affect the Company. Additionally, the committee analyzes the Company’s global reputation and develops recommendations to strategically position the Company to support its business objectives. A copy of the committee charter is available on the Company’s website at http://www.marathon.com/Charter_Comm_PublicPolicy/.

The committee is, among other things, responsible for:

—	reviewing and recommending Company policies, programs, and practices concerning broad public policy issues, which include, among other things, corporate responsibility, environmental protection, health, safety, ethical business conduct, consumer affairs and affirmative action/equal opportunity matters;

—	reviewing and approving the Company’s budgets for political and charitable contributions and monitoring the Company’s compliance with such budgets; and

—	identifying and monitoring broad public policy trends which affect or could affect the Company’s business activities, performance, and reputation.

Corporate Governance Principles

Our Corporate Governance Principles are available on the Company’s website at http://www.marathon.com/Corporate_Governance_Principles/. In summary, the Corporate Governance Principles address the general functioning of the Board, including its responsibilities, the Board size, director elections and limits on the number of Board memberships. These principles also address Board independence, committee composition, the lead director position, the process for director selection and director qualifications, the Board’s performance review, the Board’s planning and oversight functions, director compensation and director retirement and resignation.

Communications from Interested Parties

Interested parties, including security holders, may send communications to the Board through the Secretary of the Company. You may communicate with the Chair of our Audit and Finance, Compensation, Corporate Governance and Nominating, and Public Policy Committees by sending an e-mail to auditandfinancechair@marathonoil.com, compchair@marathonoil.com, corpgovchair@marathonoil.com, or publicpolicychair@marathonoil.com, respectively. You may communicate with our outside directors, individually or as a group, by sending an e-mail to non-managedirectors@marathonoil.com.

The Secretary will forward to the directors all communications that, in his or her judgment, are appropriate for consideration by the directors. Examples of communications that would not be considered appropriate for consideration by the directors include commercial solicitations and matters not relevant to the affairs of the Company.

Code of Business Conduct	Our Code of Business Conduct is available on our website at http://www.marathon.com/Code_of_Business_Conduct/. The Code of Business Conduct applies to our directors, officers and employees.

Availability of Governance Documents

Stockholders may obtain a print copy of the Company’s corporate governance documents, including the Corporate Governance Principles, committee charters, and Code of Business Conduct, by contacting our Investor Relations’ office.

Compensation of Directors

The Board determines annual retainers, attendance fees, and other compensation for non-employee directors. Directors who are employees of Marathon receive no compensation for their service on the Board.

2007 Director Compensation Table

Name(1)	Fees Earned or Paid in Cash(2) ($)	Stock Awards(3) ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensa- tion(4) ($)	Total ($)
Charles F. Bolden, Jr.	92,000	125,000	0	0	0	0	217,000

David A. Daberko	100,000	125,000	0	0	0	10,000	235,000

William L. Davis	86,000	125,000	0	0	0	0	211,000

Shirley Ann Jackson	106,250	125,000	0	0	0	0	231,250

Philip Lader	92,000	125,000	0	0	0	10,000	227,000

Charles R. Lee	94,000	125,000	0	0	0	10,000	229,000

Dennis H. Reilley	100,000	125,000	0	0	0	0	225,000

Seth E. Schofield	92,000	125,000	0	0	0	10,000	227,000

John W. Snow	86,000	125,000	0	0	0	0	211,000

Thomas J. Usher(5)	300,000	0	0	0	0	10,000	310,000

Douglas C. Yearley(6)	96,000	125,000	0	0	0	0	221,000

(1)	The aggregate number of stock awards outstanding as of December 31, 2007 for each director is as follows: Mr. Bolden, 19,471; Mr. Daberko, 24,266; Mr. Davis, 22,408; Ms. Jackson, 26,176; Mr. Lader, 22,408; Mr. Lee, 52,205; Mr. Reilley, 24,266; Mr. Schofield, 40,168; Mr. Snow, 3,739; Mr. Usher, 9,113 and Mr. Yearley, 39,170.

(2)	The amounts shown reflect annual retainers, chairman fees, committee chair retainers, and meeting attendance fees. Directors are eligible to defer up to 100% of their $50,000 annual retainer fees.

(3)	The amounts shown reflect the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2007, in accordance with Statement of Financial Accounting Standards No. 123 (Revised 2004), referred to as FAS 123(R), for the annual non-retainer common stock award. These amounts are also equal to the grant date fair value of the awards.

(4)	The amounts shown represent contributions made on behalf of the directors under our matching gifts program.

(5)	The amounts shown for Mr. Usher reflect the $50,000 annual retainer plus a chairman’s fee of $250,000 in 2007. The chairman does not receive meeting fees for his attendance.

(6)	Mr. Yearley served on the Company’s Board until he passed away on October 7, 2007.

In 2007, we paid our non-employee directors as follows:

Annual Retainer	$ 50,000

Annual Non-Retainer Common Stock Unit Award	$125,000

Committee Chair Retainer	$ 6,000
$ 12,250 for Audit Committee chair

Meeting Fee (for Board or committee meeting attendance)	$ 2,000

In addition to the $50,000 annual retainer, we also paid our chairman, Mr. Usher, a chairman’s fee of $250,000 in 2007. The chairman did not receive meeting fees for his attendance.

Non-employee directors, other than the chairman, also received an annual non-retainer common stock unit award in 2007 valued at $125,000. These awards are credited to an unfunded account based on the closing stock price on the grant date. When dividends are paid on Marathon’s common stock, directors receive dividend equivalents in the form of common stock units. The awards are payable in shares of common stock upon the director’s departure from the Board.

Directors have the opportunity to defer 100 percent of their annual retainer into an unfunded account. This deferred account may be invested in certain phantom investment options offered under the Marathon Oil Corporation Deferred Compensation Plan for Non-Employee Directors, which mirror the investment options offered to employees under our Thrift Plan with the exception of the Marathon common stock fund. When a director leaves the Board, he or she receives cash either in a lump sum or in installments.

Under our matching gifts program, non-employee directors may have up to $10,000 of their contributions to certain tax-exempt educational institutions matched each year. The annual limit is applied based on the date of the director’s gift to the institution. Due to processing delays, the actual amount paid out on behalf of a director may exceed $10,000 in a given year.

In October 2007, the Board approved changes to the compensation of non-employee directors and the chairman, effective in 2008. The Board made these changes upon reviewing a 2007 Board of Directors Compensation Study provided by our compensation consultant. For 2008, the annual retainer for non-employee directors other than the chairman is $125,000 and all meeting attendance fees are eliminated. The annual non-retainer common stock unit award remains at $125,000. The committee chair retainer is $10,000, except the Audit and Finance Committee chair retainer, which is $15,000. With this increase in the annual retainer, the stock ownership guidelines for non-employee directors, except the chairman, are now three times the annual retainer ($375,000 in value) rather than five times the annual retainer ($250,000 in value). The chairman annual retainer is $350,000.

Proposals of the Board The Board will present the following proposals at the meeting:

Proposal No. 1

Election of Directors

As approved by the stockholders at our annual meeting on April 26, 2006, Marathon’s Restated Certificate of Incorporation was amended to declassify our Board over a three-year period. With respect to the election of directors, our Restated Certificate of Incorporation provides that at the 2008 annual meeting of stockholders, the successors of the directors whose terms expire at that meeting shall be elected for a term expiring at the 2009 annual meeting of stockholders. And at each annual meeting of stockholders thereafter, the directors shall be elected for terms expiring at the next succeeding annual meeting of stockholders. Accordingly, we have nine nominees for director whose terms expire in 2008.

Our by-laws require the Board to fix the number of directors, and under our Corporate Governance Principles, the Board is charged with endeavoring to maintain between ten and fourteen members. The director nominees for election are for a one-year term expiring at the 2009 annual meeting of stockholders. Of the twelve current directors, one is an officer of Marathon, eight have top executive experience with a wide variety of businesses, one has a distinguished career in academia, business and government, one has a distinguished career as an international business leader and diplomat, one has a distinguished career with the military and the National Aeronautics and Space Administration, and one served as Secretary of the Treasury. A brief statement about the background of each nominee and each continuing director is given on the following pages. If any nominee for whom you have voted becomes unable to serve, your proxy may be voted for another person designated by the Board.

Our by-laws describe the procedures that must be used in order for someone nominated by a stockholder of record to be eligible for election as a director. They require that notice be received by the Secretary at least 45 days, but not more than 75 days, before the first anniversary of the date on which we first mailed our proxy materials for the preceding year’s annual meeting of stockholders. The notice must contain certain information about the nominee, including his or her age, address, occupation and share ownership, as well as the name, address and share ownership of the stockholder giving the notice.

As explained earlier in the question and answer section of this proxy statement, directors are elected by a majority of votes cast. For a director to be elected, this means that the number of shares voted “for” a director must exceed the number of votes cast “against” that director. Abstentions will not be taken into account in director elections. Under our by-laws, if an incumbent director who is nominated for re-election to the Board does not receive sufficient votes to be elected, the director is required to promptly tender his or her resignation to the Board. Our Corporate Governance and Nominating Committee will make a recommendation to the Board as to whether to accept or reject the tendered resignation, or whether other action should be taken. The Board will act on the tendered resignation, taking into account the Corporate Governance and Nominating Committee’s recommendation, and publicly disclose its decision regarding the tendered resignation within 90 days from the date of the certification of the election results. In the event of a vacancy, the Board may fill the position or decrease the size of the Board.

Nominees for Director Terms Expire 2009

Charles F. Bolden, Jr.	Director since 2003	Age 61

Chief Executive Officer of JackandPanther LLC, a privately-held military and aerospace consulting firm

Charles F. Bolden, Jr. received a bachelor of science degree from the U.S. Naval Academy, a master of science degree in systems management from the University of Southern California, and is a graduate of the U.S. Naval Test Pilot School at Patuxent River, Maryland. He has received Honorary Doctorates from several distinguished universities. He was a space shuttle pilot astronaut for the National Aeronautics and Space Administration (NASA) for 13 years, flying four space missions. From April 1992 to June 1993 Mr. Bolden served as Assistant Deputy Administrator for NASA. He was assigned Deputy Commanding General, I MEF, Marine Forces, Pacific in 1997. Mr. Bolden served as Commanding General, I MEF (FWD) for Operation Desert Thunder in Kuwait from February to June 1998. In July 1998, he was promoted to Major General serving as the Commanding General of the Third Marine Aircraft Wing. Mr. Bolden retired from the United States Marine Corps on January 1, 2003 after serving 34 and a half years. He has been awarded a number of military and NASA decorations. Mr. Bolden was the President and Chief Operating Officer of American PureTex Water Corporation and PureTex Water Works from January to April 2003. He was Senior Vice President at TechTrans International, Inc. from April 2003 until January 1, 2005. Mr. Bolden is currently Chief Executive Officer of JackandPanther LLC, a privately-held military and aerospace consulting small business firm. He is also a director of Bristow Group Inc., GenCorp Inc. and BlueCross BlueShield of South Carolina. Mr. Bolden is a trustee for the University of Southern California, and is also a director of the Military Child Education Coalition and the Sickle Cell Association of the Texas Gulf Coast.

Gregory H. Boyce	Director since 2008	Age 53

Chairman and Chief Executive Officer of Peabody Energy Corporation

Mr. Boyce received a bachelor of science degree from the University of Arizona in mining engineering and completed the Advance Management Program from the Graduate School of Business at Harvard University. Mr. Boyce is Chairman and Chief Executive Officer of Peabody Energy Corporation. He has been a director of Peabody Energy Corporation since March 2005, and was appointed Chairman on October 10, 2007. Mr. Boyce was named Chief Executive Officer Elect in March 2005, and assumed the position of Chief Executive Officer in January 2006. He also served as President from October 2003 until January 6, 2008. Mr. Boyce was Chief Operating Officer from October 2003 to December 2005. From 2000 to 2003, he served as Chief Executive – Energy for Rio Tinto plc, an international natural resource company. Mr. Boyce was President and Chief Executive Officer of Kennecott Energy Company from 1994 to 1999 and President of Kennecott Minerals Company from 1993 to 1994. Prior to serving as President of Kennecott Minerals, he had extensive engineering and operating experience with Kennecott. Mr. Boyce also served as Executive Assistant to the Vice Chairman of Standard Oil from 1983 to 1984. He is a member of the Coal Industry Advisory Board of the International Energy Agency. Mr. Boyce is a Board member of the Business Round Table, Center for Energy and Economic Development (CEED) and the National Mining Association. He is also a member of the Board of Directors of the St. Louis Regional Chamber and Growth Association and a member of Civic Progress in St. Louis. Mr. Boyce is a member of the Advisory Council of the University of Arizona’s Department of Mining and Geological Engineering, and the School of Engineering and Applied Science National Council at Washington University.

Shirley Ann Jackson	Director since 2000	Age 61

President, Rensselaer Polytechnic Institute

Dr. Jackson received a bachelor of science degree in physics in 1968 and a doctorate in theoretical elementary particle physics in 1973 from the Massachusetts Institute of Technology. She was a research associate at the Fermi National Accelerator Laboratory, a visiting scientist at the European Center for Nuclear Research and, from 1976 to 1991, a theoretical physicist at the former AT&T Bell Laboratories. Dr. Jackson was a professor of theoretical physics at Rutgers University from 1991 to 1995. She was Chairman of the U.S. Nuclear Regulatory Commission from 1995 to 1999. Dr. Jackson was named President of Rensselaer Polytechnic Institute in 1999. She is a director of FedEx Corporation, International Business Machines Corporation, Medtronic, Inc. and Public Service Enterprise Group Incorporated. Dr. Jackson is also a Director of NYSE Euronext and Chairman of NYSE Regulation, Inc. She is a member of the Board of Regents of the Smithsonian Institution, a member of the MIT Corporation, and a trustee of Georgetown University, The Brookings Institution and the Emma Willard School. Dr. Jackson holds 44 honorary degrees, was awarded the New Jersey Governor’s Award in Science in 1993, was inducted into the National Women’s Hall of Fame in 1998 and named a fellow of the Association for Women in Science in 2004. In 2005, she chaired the American Association for the Advancement of Science. Dr. Jackson is a member of the National Academy of Engineering, the Council on Foreign Relations and the American Philosophical Society, and is a fellow of the American Academy of Arts and Science and of the American Physical Society.

Nominees for Director (continued) Terms Expire 2009

Philip Lader	Director since 2002	Age 61

Non-executive Chairman of WPP Group plc

Ambassador Lader received a bachelor’s degree from Duke University (Phi Beta Kappa), a master’s degree from the University of Michigan and a Juris Doctor degree from Harvard Law School, with graduate studies in law at Oxford University. Awarded honorary doctorates by 14 universities and colleges, he served as U.S. Ambassador to the Court of St. James’s from 1997 through 2001 and was White House Deputy Chief of Staff, Deputy Director of the Office of Management and Budget, and Administrator of the U.S. Small Business Administration. Formerly President of Sea Pines Company and Executive Vice President of Sir James Goldsmith’s U.S. holding company, he currently is non-executive Chairman of WPP Group plc, the global advertising/communications services company, which includes J. Walter Thompson, Ogilvy & Mather, Grey, and Young & Rubicam. Ambassador Lader is a Senior Advisor to Morgan Stanley and a partner in the law firm of Nelson, Mullins, Riley & Scarborough. He also serves on the Boards of Directors of AES Corporation, Songbird Estates plc (Canary Wharf), United Company RUSAL and Lloyd’s (of London). Ambassador Lader is a trustee of the Smithsonian Museum of American History and RAND Corporation.

Charles R. Lee	Director since 1991	Age 67

Retired Chairman of the Board, Verizon Communications Inc.

Mr. Lee received his bachelor’s degree in metallurgical engineering from Cornell University and a MBA with distinction from the Harvard Graduate School of Business Administration. He served in various financial and management positions before becoming Senior Vice President-Finance for Penn Central Corp. and then Columbia Pictures Industries Inc. In 1983, Mr. Lee joined GTE Corporation (which merged with Bell Atlantic Corporation to form Verizon Communications in 2000) as Senior Vice President of Finance and in 1986 was named Senior Vice President of Finance and Planning. He was elected President, Chief Operating Officer and a director in December 1988 and was elected Chairman of the Board and Chief Executive Officer of GTE in 1992. Mr. Lee served as Chairman of the Board and Co-CEO of Verizon Communications from June 30, 2000 through March 31, 2002, and served as non-executive Chairman of the Board from April 2002 to December 2003. He is a director of United States Steel Corporation, The Proctor & Gamble Company, United Technologies Corporation, DIRECTV Group, Inc., American Institutes for Research and Project GRAD USA. Mr. Lee is a member of the Board of Overseers of Weill Cornell Medical College. He is a member of The Business Council. Mr. Lee is also a Trustee Emeritus and Presidential Councilor of Cornell University.

Dennis H. Reilley	Director since 2002	Age 54

Chairman of the Board of Covidien Ltd.

Mr. Reilley graduated from Oklahoma State University with a BS in finance in 1975. He began working at Conoco, Inc. in 1975 as a pipeline engineer and in 1979 was promoted to Executive Assistant to the Chairman. Mr. Reilley held many key positions at E. I. Du Pont de Nemours & Company, which purchased Conoco in 1981. He held senior management positions in DuPont’s Chemicals and Specialties business including Vice President and General Manager of Special Chemicals. In May 1999 he was appointed Executive Vice President and Chief Operating Officer of DuPont with responsibility for pigments and chemicals, specialty polymers, nylon and polyester. Mr. Reilley became Chairman, President and Chief Executive Officer of Praxair, Inc. in 2000. From March 1, 2006 through December 2006, he held the positions of Chairman and Chief Executive Officer and through April 2007 served as Chairman. Mr. Reilley became Chairman of Covidien Ltd. on June 29, 2007. He is also a director of H. J. Heinz Co., Dow Chemical Company and the Conservation Fund. Mr. Reilley is the former Chairman of the American Chemistry Council.

Seth E. Schofield	Director since 1994	Age 68

Retired Chairman and Chief Executive Officer, USAir Group

Mr. Schofield graduated from the Harvard Business School Program for Management Development in 1975. He served in various corporate staff positions after joining USAir in 1957 and became Executive Vice President of Operations in 1981. Mr. Schofield served as President and Chief Operating Officer from 1990 until 1991. He was elected President and Chief Executive Officer in 1991 and became Chairman of the boards of USAir Group and USAir, Inc. in 1992. Mr. Schofield retired in January 1996. He is a director of United States Steel Corporation and Calgon Carbon Corp.

Nominees for Director (continued) Terms Expire 2009

John W. Snow	Director since 2006	Age 68

Chairman, Cerberus Capital Management, LP

Mr. Snow graduated from the University of Toledo in 1962 with a bachelor’s degree. He also holds a master’s degree from Johns Hopkins University and a doctorate in economics from the University of Virginia. Mr. Snow graduated with a law degree from George Washington University in 1967. He joined Cerberus Capital Management, L.P. as Chairman in October 2006. Mr. Snow was sworn into office as United States Secretary of the Treasury in February 2003, where he served until leaving office in June 2006. Prior to becoming Secretary of the Treasury, he was Chairman and Chief Executive Officer of CSX Corporation. He also held several high-ranking positions in the Department of Transportation during the Ford Administration. Mr. Snow is a director of Verizon Communications Inc. He is a former co-chairman of the Conference Board’s Blue-Ribbon Commission on Public Trust and Private Enterprise. He also served as co-chairman of the National Commission on Financial Institution Reform, Recovery and Enforcement. Prior to serving as Secretary of the Treasury, Mr. Snow served on various corporate and nonprofit boards, including the American Enterprise Institute and Johns Hopkins University. He previously served as a member of USX Corporation’s Board of Directors from March 1995 through December 2001.

Thomas J. Usher	Director since 1991	Age 65

Non-executive Chairman of the Board, Marathon Oil Corporation

Mr. Usher graduated from the University of Pittsburgh with a bachelor of science degree in industrial engineering, a master of science degree in operations research and a doctorate in systems engineering. He joined United States Steel Corporation (later renamed USX Corporation) in 1965 and held various positions in industrial engineering. From 1975 through 1979, he held a number of management positions at U.S. Steel’s South and Gary Works. Mr. Usher was elected Executive Vice President of Heavy Products in 1986, President of U.S. Steel Group and Director of USX in 1991, President and Chief Operating Officer of USX in 1994 and Chairman of the Board and Chief Executive Officer effective July 1, 1995. He retired from United States Steel Corporation as Chief Executive Officer in September 2004 and as non-executive Chairman of the Board on February 1, 2006. Mr. Usher is also a director of H. J. Heinz Co., The PNC Financial Services Group, Inc. and PPG Industries, Inc. He is a trustee of the University of Pittsburgh, and a director of the Extra Mile Education Foundation and the Boy Scouts of America. Mr. Usher is a member of The Business Council.

Continuing Directors Terms Expire 2009

Clarence P. Cazalot, Jr.	Director since 2000	Age 57

President and Chief Executive Officer, Marathon Oil Corporation

Mr. Cazalot graduated from Louisiana State University in 1972 with a bachelor of science degree in geology and joined Texaco Inc. that same year as a geophysicist. After holding a number of increasingly responsible management positions, Mr. Cazalot was elected a Vice President of Texaco Inc. and President of Texaco’s Latin America/West Africa Division in 1992. In 1994, he was named President of Texaco Exploration and Production Inc. Mr. Cazalot was appointed President of Texaco International Marketing and Manufacturing in 1997, and in 1998 he was named President - International Production and Chairman of London-based Texaco Ltd. He was elected President of Texaco’s worldwide production operations in 1999. Mr. Cazalot joined USX Corporation as Vice Chairman and Marathon Oil Company as President in March 2000. Effective upon the separation of USX’s steel and energy businesses on January 1, 2002, Mr. Cazalot was named President and Chief Executive Officer of Marathon Oil Corporation. In May 2007, he was awarded an Honorary Doctorate of Humane Letters from Louisiana State University. Mr. Cazalot serves on the Boards of Directors of Baker Hughes Incorporated, the U.S.-Saudi Arabian Business Council, the American Petroleum Institute and the Greater Houston Partnership. He is a member of The Business Council and serves on the Advisory Board of the World Affairs Council of Houston.

David A. Daberko	Director since 2002	Age 62

Retired Chairman of the Board, National City Corporation

Mr. Daberko graduated from Denison University with a bachelor’s degree and from Case Western Reserve University with a master’s degree in business administration. He joined National City Bank in 1968 as a management trainee and held a number of management positions within the company. In 1985, he led the assimilation of the former BancOhio National Bank into National City Bank, Columbus. In 1987, Mr. Daberko was elected Deputy Chairman of the corporation and President of National City Bank in Cleveland. He served as President and Chief Operating Officer from 1993 until 1995 when he was named Chairman and Chief Executive Officer. He retired as Chief Executive Officer in June 2007 and as Chairman in December 2007. Mr. Daberko is also a director of RPM International, Inc. He is a trustee of Case Western Reserve University, University Hospitals Health System and Hawken School.

William L. Davis	Director since 2002	Age 64

Retired Chairman, President and Chief Executive Officer, R.R. Donnelley & Sons Company

Mr. Davis graduated from Princeton University in 1965 with a bachelor’s degree. From 1977 through 1997 he held a variety of positions with Emerson Electric Company, including the position of President of two of its subsidiaries, Appleton Electric Company and Skil Corporation, and Senior Executive Vice President for the Emerson Tool Group, the Industrial Motors and Drives Group and the Process Control Group. Mr. Davis joined R.R. Donnelley & Sons Company in 1997 as the Chairman and Chief Executive Officer. In 2001, he accepted the responsibility as President of the company. Mr. Davis retired as Chairman, President and Chief Executive Officer of R.R. Donnelley & Sons Company in February 2004. He is a director of Air Products and Chemicals, Inc. Mr. Davis is also past Chairman of the Board of Evanston Northwestern Healthcare and a former Director of Mallinckrodt. Mr. Davis is a trustee of Northwestern University.

Proposal No. 2

Ratification of Independent Auditor for 2008

The Audit and Finance Committee has selected PricewaterhouseCoopers LLP, an independent registered public accounting firm, as our independent auditor to audit the Company’s books and accounts for the year ending December 31, 2008. PricewaterhouseCoopers served as our independent auditor in 2007 and for many years prior thereto. While the Audit and Finance Committee is responsible for appointing, replacing, compensating and overseeing the work of the independent auditor, we are requesting, as a matter of good corporate governance, that the stockholders ratify the appointment of PricewaterhouseCoopers as our independent auditor for 2008. If the stockholders fail to ratify this appointment, the Audit and Finance Committee will reconsider whether to retain PricewaterhouseCoopers and may retain that firm or another firm without resubmitting the matter to our stockholders. Even if the appointment is ratified, the Audit and Finance Committee may, in its discretion, direct the appointment of a different independent auditor at anytime during the year if it determines that such change would be in the Company’s best interests and in the best interests of our stockholders.

We expect representatives of PricewaterhouseCoopers to be present at the meeting with an opportunity to make a statement if they desire to do so and to be available to respond to appropriate questions from our stockholders.

The Board of Directors recommends that you vote FOR the

ratification of the selection of PricewaterhouseCoopers LLP as the

Company’s Independent Auditor for 2008.

Proposals of Stockholders Stockholders will present the following proposals at the meeting:

Proposal No. 3

Special Shareholder Meetings

Nick Rossi, P. O. Box 249, Boonville, CA 95415, owner of 600 shares of common stock, has given notice that he intends to present the following proposal at the annual meeting of stockholders. In accordance with applicable proxy regulations, the proposal and supporting statement, for which the Company accepts no responsibility, are set forth below.

3 – Special Shareholder Meetings

RESOLVED, Shareholders ask our board to amend our bylaws and any other appropriate governing documents to give holders of 10% to 25% of our outstanding common stock the power to call a special shareholder meeting, in compliance with applicable law. This proposal favors 10% from the above range.

Special meetings allow investors to vote on important matters, such as a takeover offer, that can arise between annual meetings. If shareholders cannot call special meetings, management may become insulated and investor returns may suffer.

Shareholders should have the ability to call a special meeting when they think a matter is sufficiently important to merit expeditious consideration. Shareholder control over timing is especially important in the context of a major acquisition or restructuring, when events unfold quickly and issues may become moot by the next annual meeting.

Fidelity and Vanguard are among the mutual funds supporting a shareholder right to call a special meeting. The proxy voting guidelines of many public employee pension funds, including the New York City Employees Retirement System, also favor preserving this right. Governance ratings services, such as The Corporate Library and Governance Metrics International, take special meeting rights into account when assigning company ratings.

Eighteen (18) proposals on this topic averaged 56%-support in 2007 – including 74%-support at Honeywell (HON) according to RiskMetrics (formerly Institutional Shareholder Services).

Nick Rossi, Boonville, Calif., who sponsored a number of proposals on this topic, said the merits of adopting this proposal should also be considered in the context of our company’s overall corporate governance structure and individual director performance. For instance in 2007 the following structure and performance issues were reported (and certain concerns are noted):

—	The Corporate Library http://www.thecorporatelibrary.com, an independent investment research firm rated our company “High Concern” in Executive Pay - $21 million in one year for our CEO.

—	No shareholder right to cumulative voting.

—	No shareholder right to act by written consent.

—	No shareholder right to call a special meeting.

—	Seven of our directors also served on 9 boards rated F or D by the Corporate Library:

1) Mr. Usher	PNC Financial (PNC)	D-rated
2) Mr. Yearly	Lockheed (LMT)	F-rated
3) Mr. Bolden	Bristow Group (BRS)	D-rated

4) Ms. Jackson	FedEx (FDX)	D-rated
	IBM (IBM)	D-rated
5) Mr. Lee	United Technologies (UTX)	D-rated
	Proctor & Gamble (PG)	D-rated
6) Mr. Lader	AES Corp (AES)	D-rated
7) Mr. Snow	Verizon (VZ)	D-rated

—	Four of our directors, including Mr. Usher our Chairman, held 4 or 5 director seats each – Over-extension concern.

The above concerns shows there is room for improvement and reinforces the reason to take one step forward now and vote yes:

Special Shareholder Meetings – Yes on 3

YOUR BOARD RECOMMENDS A VOTE AGAINST THE STOCKHOLDER PROPOSAL SEEKING AN AMENDMENT TO THE BY-LAWS TO ALLOW STOCKHOLDERS TO CALL SPECIAL MEETINGS

Consistent with Delaware corporate law, our By-laws provide that a special meeting of stockholders may only be called by the Board of Directors. Convening such a special meeting is an expensive and time-consuming endeavor that the Board believes should only be undertaken when the Board, in the exercise of its fiduciary duties, determines that there is an extraordinary matter or significant strategic concern that cannot wait until the next annual meeting for consideration by the stockholders.

The Board also believes that the need for adoption of the proposal should be evaluated in the context of our overall corporate governance practices. The accountability of our directors has been enhanced through the declassification of the Board (resulting in the annual election of directors) and the adoption of majority voting in the election of directors. We also eliminated the supermajority voting provisions contained in our Restated Certificate of Incorporation and By-laws. The complete text of our Restated Certificate of Incorporation, By-laws and Corporate Governance Principles is posted on our website at www.marathon.com.

In light of the Board’s continuing commitment of ensuring effective corporate governance, as evidenced by the actions described above, the Board believes that adoption of the proposal is not necessary and could be disruptive to our operations and possibly allow special interest groups to exert undue influence over our Company.

For the reasons stated above, your Board of Directors recommends a vote AGAINST this proposal.

Proposal No. 4

Shareholder Say on Executive Pay

Chris Rossi, P.O. Box 249, Boonville, CA 95415, owner of 600 shares of common stock, has given notice that he intends to present the following proposal at the annual meeting of stockholders. In accordance with applicable proxy regulations, the proposal and supporting statement, for which the Company accepts no responsibility, are set forth below.

3 – Shareholder Say on Executive Pay

RESOLVED, that Shareholders of our company request our board to adopt a policy that provides shareholders the opportunity at each annual shareholder meeting to vote on an advisory management resolution to ratify the compensation of the named executive officers (NEOs) set narrative disclosure of material factors provided to understand the SCT (but not the Compensation Discussion and Analysis). The proposal submitted to shareholders should make clear that the vote is non-binding and would not affect any compensation paid to any NEO.

Investors are increasingly concerned about mushrooming executive pay which sometimes appears insufficiently aligned with the creation of shareholder value. As a result, shareholders filed more than 60 “say on pay” resolutions in 2007 with companies, averaging a 42% vote where voted upon. In fact, seven resolutions received majority votes.

In addition, the advisory vote was endorsed by the Council of Institutional Investors and a survey by the Chartered Financial Analyst Institute found that 76% of its members favored giving shareholders an advisory vote. A bill to provide for annual advisory votes on compensation passed in the House of Representatives by a 2-to-1 margin.

Aflac (AFL) decided to present such a resolution to a shareholder vote and TI-CREF, the largest pension fund in the world, held its first Advisory Vote in 2007. As a result of discussions between investors and companies, a Working Group on the Advisory Vote was established to further study how such a practice would be implemented in U.S. markets to provide advice to investors and companies alike.

I believe this proposal has particular applicable to our company. The Corporate Library http://www.thecorporatelibrary.com, an independent investment research firm, rated our company “High Concern” in Executive Pay - $21 million in one year for our CEO. The amount of Marathon Oil CEO’s “All Other Compensation” questions the board’s ability to ensure that the executive compensation process is sufficiently performance-related according to The Corporate Library.

I believe that existing U.S. corporate governance arrangements, including SEC rules and stock exchange listings standards, do not provide shareholders with sufficient mechanisms for providing input to boards on senior executive compensation. In contrast to U.S. practices, in the United Kingdom, public companies allow shareholders to cast an advisory vote on the “directors’ remuneration report,” which discloses executive compensation. Such a vote isn’t binding, but gives shareholders a clear voice that could help shape senior executive compensation.

If investors wish to register opposition to a pay package(s) in the previous year, withholding votes from compensation committee members who are standing for reelection is a blunt and insufficient instrument for registering dissatisfaction.

Accordingly, we urge our board to allow shareholders to express their opinion about senior executive compensation by establishing an annual referendum process. The results of such a vote could provide our board with useful information about shareholder views on our company’s senior executive compensation, as reported each year.

YOUR BOARD RECOMMENDS A VOTE AGAINST THE STOCKHOLDER PROPOSAL SEEKING ADOPTION OF A POLICY FOR RATIFICATION OF EXECUTIVE COMPENSATION

Your Board recommends a vote AGAINST Mr. Rossi’s proposal requesting a ratification of executive officer compensation at each annual stockholder meeting. The proposal submitted by Mr. Rossi calls for a non-binding vote and would not affect any compensation paid to any executive officer.

You have elected the Board to act on behalf of all stockholders and all members of the Compensation Committee are independent. The Compensation Committee has an effective process for establishing executive compensation programs that are based on performance and reward the creation of stockholder value.

This proposal is of limited value to stockholders for three main reasons:

—	A non-binding, advisory vote would not provide the Compensation Committee of the Board with insight into specific stockholder concerns regarding executive compensation. Therefore, it would not affect the outcome of compensation decisions made by the Compensation Committee.

—	Our Board already provides more effective means for stockholders to communicate their specific concerns about executive compensation to the Board. You may contact our outside directors by sending an e-mail to non-managedirectors@marathonoil.com, or the Compensation Committee Chairman at compchair@marathonoil.com, or you may send communications to the Board through the Secretary of the Company.

—	Our Compensation Committee consistently exercises great care and discipline in determining executive compensation. Executive compensation decisions are made in order to attract, retain and motivate key talent that will deliver business results and value to our stockholders.

For the reasons stated above, your Board of Directors recommends a vote AGAINST this proposal.

Audit and Finance Committee Report

Our committee has reviewed and discussed Marathon’s audited financial statements and its report on internal control over financial reporting for 2007 with Marathon’s management. We have discussed with the independent auditors, PricewaterhouseCoopers LLP (“PricewaterhouseCoopers”), the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees), as may be modified or supplemented. We have received the written disclosures and the letter from PricewaterhouseCoopers required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), as may be modified or supplemented, and we have discussed with PricewaterhouseCoopers its independence. Based on the review and discussions referred to above, we recommended to the Board that the audited financial statements and the report on internal control over financial reporting for Marathon be included in the Company’s Annual Report on Form 10-K for 2007 for filing with the Securities and Exchange Commission.

Shirley Ann Jackson, Chair

Charles F. Bolden, Jr.

David A. Daberko

William L. Davis

Philip Lader

Charles R. Lee

Seth E. Schofield

Information Regarding the Independent Registered Public Accounting Firm’s Fees, Services and Independence

Independent Auditor Fees and Services

Aggregate fees for professional services rendered for the Company by PricewaterhouseCoopers LLP (“PricewaterhouseCoopers”) for the years ended December 31, 2007 and 2006 were:

	2007	2006
	(in 000’s)	(in 000’s)
Audit(1)	$ 9,068	$ 9,128

Audit-Related	378	368

Tax

Tax Compliance	46	53

Other Tax	54	39

All Other	23	4

Total(2)	$ 9,569	$ 9,592

(1)	This amount includes $3.8 million and $3.9 million for the internal control assessment required by Section 404 of the Sarbanes-Oxley Act of 2002 in 2007 and 2006, respectively.

(2)	The Audit and Finance Committee Policy For Pre-Approval of Audit, Audit-Related, Tax and Permissible Non-Audit Services is attached as Appendix II to this proxy statement. The Audit and Finance Committee has pre-approved all the fees and services for 2007 and 2006. The Audit Committee did not utilize the de minimus exception in either year.

The Audit fees for the years ended December 31, 2007 and 2006 were for professional services rendered for the audit of the consolidated financial statements and audit of internal control over financial reporting of the Company, statutory and regulatory audits, issuance of comfort letters, consents, and assistance with and review of documents filed with the SEC.

The Audit-Related fees for the years ended December 31, 2007 and 2006 were for assurance and related services related to employee benefit plan audits, attest services that are not required by statute or regulation, and consultations concerning financial accounting and reporting standards.

The Tax fees for the years ended December 31, 2007 and 2006 were for services related to tax compliance, including the preparation of tax returns and claims for refund, and tax planning and tax advice, including assistance with and representation in tax audits and appeals, preparation of individual income tax returns for expatriates and requests for rulings or technical advice from tax authorities.

The All Other fees for the years ended December 31, 2007 and 2006 were for services rendered for accounting research and internal audit software licenses.

Compatibility of PricewaterhouseCoopers’ Services with its Independence

The Audit and Finance Committee has considered whether PricewaterhouseCoopers is independent for purposes of providing external audit services to the Company, and the committee has determined that it is.

Security Ownership of Certain Beneficial Owners
The following table furnishes information concerning all persons known to Marathon to beneficially own five percent or more of the common stock of Marathon:
Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Outstanding Shares

AXA Financial, Inc.(1) 1290 Avenue of the Americas New York, New York 10104	65,598,615(1)	9.2%(2)

(1)

Based on Schedule 13G dated February 14, 2008 (filed: February 14, 2008) which indicates that it was filed jointly by AXA Financial, Inc.; AXA, which owns AXA Financial, Inc.; and AXA Assurances I.A.R.D. Mutuelle, AXA Assurances Vie Mutuelle and AXA Courtage Assurance Mutuelle, as a group collectively, the Mutuelles AXA, which as a group control AXA.

(2)	According to such Schedule 13G, (i) AXA Investment Managers Paris (France), an AXA entity is the beneficial owner of 33,556 shares and has sole voting power over 33,556 shares, shared voting power over no shares, sole dispositive power over 33,556 shares, and shared dispositive power over no shares, (ii) AXA Konzern AG (Germany), an AXA entity is the beneficial owner of 106,400 shares and has sole voting power over 106,400 shares, shared voting power over no shares, sole dispositive power over 106,400 shares, and shared dispositive power over no shares, (iii) AXA Rosenberg Investment Management LLC, an AXA entity is the beneficial owner of 1,508,935 shares and has sole voting power over 1,180,403 shares, shared voting power over no shares, sole dispositive power over 1,508,935 shares, and shared dispositive power over no shares, (iv) Winterthur, an AXA entity is the beneficial owner of 132,000 shares and has sole voting power over 132,000 shares, shared voting power over no shares, sole dispositive power over 132,000 shares, and shared dispositive power over no shares, (v) Alliance Bernstein L.P., a subsidiary of AXA Financial, Inc. is the beneficial owner of 63,800,776 shares and has sole voting power over 49,665,042 shares, shared voting power over 6,752,989 shares, sole dispositive power over 63,800,714 shares, and shared dispositive power over 62 shares, and (vi) AXA Equitable Life Insurance Company, a subsidiary of AXA Financial, Inc. is the beneficial owner of 16,948 shares and has sole voting power over 13,214 shares, shared voting power over no shares, sole dispositive power over 16,948 shares, and shared dispositive power over no shares.

Security Ownership of Directors and Executive Officers

The following table sets forth the number of shares of Marathon common stock beneficially owned as of January 31, 2008, except as otherwise noted, by each director, by each executive officer named in the Summary Compensation Table and by all directors and executive officers as a group. In calculating the percentage of outstanding stock, each listed person’s stock options or stock-settled stock appreciation rights that are or may be exercisable within sixty days have been added to the total outstanding shares.

Name	Shares	Restricted Stock(3)	Stock Options/ Stock Settled SARs Exercisable Prior to 04/01/08(4)	Total Shares(6)	% of Total Outstanding(8)
Charles F. Bolden, Jr.	21,586(1)			21,586	*
Clarence P. Cazalot, Jr.	649,802	45,000	1,268,053	1,962,855	*
David A. Daberko	30,401(1)(2)			30,401	*
William L. Davis	28,535 (1)(2)(5)			28,535	*
Shirley Ann Jackson	30,546(1)(2)			30,546	*
Philip Lader	29,018(1)(2)			29,018	*
Charles R. Lee	58,453(1)(2)			58,453	*
Dennis H. Reilley	30,601(1)(2)			30,601	*
Seth E. Schofield	44,843 (1)(2)			44,843	*
John W. Snow	9,790(1)(7)			9,790	*
Thomas J. Usher	32,530(1)(5)			32,530	*
Douglas C. Yearley	41,330(1)(2)(5)			41,330	*
Janet F. Clark	135,451	32,000	208,961	376,412	*
Gary R. Heminger	101,955(2)	33,600	175,813	311,368	*
Steven B. Hinchman	78,838 (2)	18,600	181,362	278,800	*
Philip G. Behrman	78,220(2)	18,600	75,740	172,560	*
All Directors and Executive Officers as a group (23 persons) (1)(2)(3)(4)(5)				4,086,605	*

(1)	Includes deferrals of annual retainers into common stock units under the Deferred Compensation Plan for Non-Employee Directors and the 2003 Incentive Compensation Plan prior to January 1, 2006, and non-retainer annual director stock awards in common stock units under the 2003 Incentive Compensation Plan and the 2007 Incentive Compensation Plan, including their respective dividend equivalent rights allocated in common stock units, as follows:

Name	Annual Retainer Deferred Into Common Stock Units	Non-Retainer Annual Common Stock Units

Charles F. Bolden, Jr.	6,680	14,906
David A. Daberko	11,495	14,906
William L. Davis	9,629	14,906
Shirley Ann Jackson	13,412	14,906
Philip Lader	9,629	14,906
Charles R. Lee	39,547	14,906
Dennis H. Reilley	11,495	14,906
Seth E. Schofield	27,460	14,906
John W. Snow	0	5,790
Thomas J. Usher	9,150	0
Douglas C. Yearley	26,459	12,870

(2)	Includes shares held under the Marathon Thrift Plan, the United States Steel Savings Fund Plan for Salaried Employees, the Dividend Reinvestment and Direct Stock Purchase Plan, and the Non-Employee Director Stock Plan.
(3)	Reflects shares of restricted stock granted under the 2003 Plan and the 2007 Plan, which are subject to limits on sale and transfer and can be forfeited under certain conditions.
(4)	The number of shares shown includes the shares each person would have received had they exercised their stock-settled SARs based on the fair market value (i.e., closing price) of Marathon’s common stock on January 31, 2008.
(5)	Includes 22,018 shares indirectly held by Mr. Usher through a Revocable Trust Account governed by a Revocable Trust Agreement, dated July 3, 2001, pursuant to which Mr. Usher is the settlor, co-trustee with his spouse and beneficial owner of the shares held in said account; includes 1,000 shares indirectly held by Mr. Yearley in a family trust; and includes 2,000 shares indirectly held by Mr. Davis in the William L. Davis III Revocable Trust.
(6)	None of the shares are pledged as security.
(7)	Includes 2,000 shares purchased on the open market on February 5, 2008.
* (8)	The percentage of shares beneficially owned by each director or nominee, or each executive officer does not exceed one percent of the common shares outstanding; and the percentage of shares beneficially owned by all directors and executive officers of the Company, as a group, does not exceed one percent of the common shares outstanding.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires that the Company’s directors and executive officers, and persons who own more than ten percent of a registered class of the Company’s equity securities, file reports of beneficial ownership on Form 3 and changes in beneficial ownership on Form 4 or Form 5 with the Securities and Exchange Commission. Based solely on the Company’s review of the reporting forms and written representations provided to the Company from the individuals required to file reports, the Company believes that each of its directors and executive officers has complied with the applicable reporting requirements for transactions in the Company’s securities during the fiscal year ended December 31, 2007, except for Janet F. Clark who filed one Form 4 report five days late. This late filing related to 52 shares she acquired in connection with the Company’s acquisition of the Class A Shares of Western Oil Sands Inc. on October 18, 2007. Under the Plan of Arrangement, Ms. Clark’s 100 percent cash election for her Class A Shares of Western was prorated at the rate of approximately 86 percent cash elected, resulting in Ms. Clark acquiring 52 shares of Marathon common stock.

Compensation Committee Report

Our committee has reviewed and discussed Marathon’s Compensation Discussion and Analysis for 2007 with Marathon’s management. Based on the review and discussions, the Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s 2008 proxy statement.

David A. Daberko, Chair

Shirley Ann Jackson

Charles R. Lee

Dennis H. Reilley

Seth E. Schofield

John W. Snow

Compensation Discussion and Analysis

Marathon is committed to delivering continuous strong performance for our stockholders. This commitment focuses our employees on the shared strategy and core values that drive our corporate performance. Over the last three-year period, 2005 through 2007, we ranked first in total stockholder return (“TSR”) among the thirteen companies in the Amex Oil Index (“XOI”) with TSR of 231 percent. This follows our second place ranking for the previous three-year period, 2004 through 2006, and demonstrates the sustained strength and consistency of our stockholder returns.

At Marathon, our executive compensation program is based on a pay-for-performance philosophy and is designed to align the interests of our employees with those of our stockholders and reinforce the business objectives and corporate values that drive our success. The report below gives you more information about our compensation philosophy for named executive officers (“Officers”), including a detailed description of each component of pay. It also describes the processes followed and decisions made by the Compensation Committee (the “Committee”) of our Board of Directors for 2007.

Compensation	Our compensation program for Officers is designed to achieve the following objectives:

Objectives	—	Attract talented and experienced Officers by providing competitive incentives for them to accept the risks and responsibilities of Officer positions;

	—	Motivate Officers by rewarding them for individual and collective contributions to our success, including increasing stockholder value; and

	—	Retain knowledgeable and experienced Officers who directly impact our current and future success.

The principal elements of our Officers’ compensation program are:

—	Base salary;

—	Annual cash bonus;

—	Long-term incentive awards (performance units, stock options and restricted stock);

—	Post-employment benefits (including pension and change-in-control benefits); and

—	Other benefits.

As described in more detail below, these elements of compensation are designed to reward corporate and individual performance. Corporate performance is generally measured and evaluated by relative stockholder return, selected operational metrics and adherence to corporate values. Individual performance is evaluated based on individual expertise, leadership and achievement of personal performance commitments. In evaluating individual performance, we also consider “living the Marathon values,” which emphasize health and safety, environmental stewardship, business ethics, honesty, integrity and diversity.

Compensation Program Design

We currently operate in a highly competitive environment for talented executive leadership. Therefore, we believe it is necessary and appropriate to benchmark our executive compensation against peer group companies to enhance our ability to attract and retain executives.

To accomplish the objectives of our compensation program, the Committee has engaged a compensation consultant, Towers Perrin, to provide consulting services on executive compensation matters. The terms of the relationship with Towers Perrin are set forth in an agreement between the Committee and the compensation consulting firm. After considering recommendations from management and the consultant, the Committee requests the consultant to prepare a study on executive officer compensation on an annual basis and directs the consultant regarding the items to be included each year. The consultant then collects comparative market data on executive officer compensation and assesses the competitiveness of our Officer compensation programs.

After the consultant presents the study to the Committee at its annual October meeting, the Committee reviews and discusses the study. At the October meeting, the Committee also reviews our compensation philosophy and sets the compensation calendar for the following year.

Most of the items included in the study remain the same from year to year; however, occasionally the Committee asks the consultant to perform additional analysis of certain issues. For example, in 2007 the consultant conducted an in-depth analysis of change in control policies at peer companies. The Committee uses this study as one tool to evaluate Marathon’s Officer compensation practices and levels of pay and to aid in making appropriate compensation decisions. Elements of the compensation program covered in the 2007 study include:

—	Target and actual total annual compensation (base salary plus annual incentive);

—	Appropriate mix of long-term incentives;

—	Target and actual total direct compensation (total annual compensation plus long-term incentives);

—	Perquisites;

—	Change in control benefits; and

—	Stock ownership requirements.

For purposes of this study, peer companies are those with whom we compete for talent and are selected based on a comparison of financial measures which the Committee determined to be pertinent such as revenue, market capitalization, and cash flow.

The peer companies in the competitive analysis for corporate and upstream comparisons in 2007 were: Anadarko Petroleum Corporation, Apache Corporation, Chevron Corporation, ConocoPhillips, Devon Energy Corporation, Hess Corporation, Occidental Petroleum Corporation, Sunoco Inc., Tesoro Corporation and Valero Energy Corporation. The companies in the competitive analysis for downstream comparisons in 2007 were: BP p.l.c., Chevron Corporation, ConocoPhillips, Hess Corporation, Shell Oil Company, Sunoco Inc., Tesoro Corporation and Valero Energy Corporation.

The Committee uses this analysis to ensure each element of compensation is competitive and is designed to align with the level of performance achieved. Our compensation programs are administered such that:

—	Base salary is generally targeted at the peer group 50th percentile.

—	Annual cash bonus is specifically intended to reward the individual for performance during the preceding calendar year. Annual cash bonuses are generally targeted at the peer group 50th percentile; however, actual payout may increase or decrease from the target amount based upon company, organizational, and individual performance.

—	Long-term incentive grants are generally targeted at the peer group 50th percentile.

—	Value of perquisites offered is below the peer group 50th percentile.

All Officers are covered by the same compensation plans, policies, and practices. Therefore, we generally do not differentiate in the type of compensation paid to our Officers; the only differentiation is our Chief Executive Officer does not receive restricted stock. The Committee determined all of the Chief Executive Officer’s long-term incentive compensation should be tied to Marathon’s stock price performance.

In setting compensation levels, the Committee begins by considering company performance, individual performance, and external market data and then considers factors such as responsibilities, internal equity, and experience.

Stock Ownership Requirements and Anti-Hedging Policy

Marathon’s stock ownership requirements reinforce the alignment of interests between our Officers and stockholders. In 2007, the Committee modified the stock ownership requirements to express the ownership requirement as a multiple of base salary, thus aligning the methodology we use to that used by our peer group. The stock ownership requirements are as follows:

—	Chief Executive Officer (“CEO”) – five times base salary

—	Executive Vice Presidents – four times base salary

—	Senior Vice Presidents – three times base salary

—	Vice Presidents – two times base salary

Officers have five years from their appointment date to achieve the designated stock ownership level. The Committee reviews each Officer’s progress towards the requirements on an annual basis. Officers who have not reached the required level of stock ownership and who exercise stock options are expected to hold the shares they receive upon exercise (after taxes) so that they meet their requirement in a timely manner.

In order to ensure that Officers bear the full risks of stock ownership, our corporate policies prohibit Officers from engaging in hedging transactions related to our stock or from pledging or creating a security interest in any Marathon shares they hold, including shares in excess of the ownership requirement.

Base Salary	Base salary is targeted at the peer group 50th percentile, except where variations are warranted based on factors other than market data, such as individual performance and role within Marathon.

The Committee reviews the base salary of each Officer annually based on the following criteria:

—	Individual Performance – Base salary adjustments are primarily determined upon the Officer’s performance, including demonstrated leadership and “living the Marathon values.”

—	Internal Equity – The base salary for each individual Officer and each position in the overall management hierarchy is designed to reflect the value of that position to Marathon.

—	External Competitiveness – The base salary for each position is designed to be at or near the 50th percentile for similar positions at peer companies.

The Committee does not use a formula to calculate base salary increases. In determining base salaries, the Committee considers available data on peer group 50th percentile for comparable positions and other factors listed above.

In October 2007, the Committee compared Officers’ base salaries to available data to ensure market competitiveness. This analysis showed that base salaries awarded to Officers ranged between 83 percent and 97 percent of the market 50th percentile actually paid by peer companies.

Annual Cash Bonus	The Officers’ annual cash bonus program is intended to closely link annual bonus payments to company performance and each individual Officer’s performance for the preceding calendar year. A portion of each Officer’s bonus opportunity is linked to the achievement of pre-established corporate performance metrics, as set by the Committee during the first quarter of the year, and a portion of each Officer’s bonus opportunity is linked to attainment of individual performance commitments, including living the Marathon values.

In determining the amount of annual cash bonus to be paid to each Officer, the Committee also considers a number of other factors, including organizational performance achievements, the marketplace for talent and external competitive bonus data. Additionally, the Committee reserves the right to award discretionary cash payments outside of this program, when it believes such payments are in the best interests of Marathon.

The discussion below provides more information about the components of the Officers’ annual cash bonus program as well as the factors that influenced the bonus payments approved by the Committee for 2007.

Bonus Target Opportunities

Each year, the Committee uses competitive market data to establish a bonus target for each Officer that is expressed as a percentage of his or her year-end base salary. Our Officer’s bonus targets are generally set at the market 50th percentile for comparable positions. For 2007, the bonus targets for the Officers were as follows:

Name	2007 Bonus Target (as % of Base Salary)
C. P. Cazalot, Jr.	120%
J. F. Clark	85%
G. R. Heminger	85%
S. B. Hinchman	75%
P. G. Behrman	75%

Although targets are set at competitive levels, actual bonus payments may be above or below the target amount depending upon company, organizational and individual performance for the year.

Company Performance Metrics for 2007 Annual Cash Bonus Program

During the first quarter of 2007, the Committee established the performance metrics shown in the table below, which were some of the factors considered in determining the portion of bonus opportunity that represents overall corporate performance. Two metrics represent exploration and production performance (referred to as “upstream”) and two metrics represent refining, marketing and transportation performance (referred to as “downstream”).

Performance Metric	Target Performance	Performance Achieved
Upstream Adjusted Net Income per Barrel of Oil Equivalent as compared to peer companies (a)	6th position out of 9 companies	6th position
Downstream Operating Income per Barrel of Crude Oil Throughput as compared to peer companies(b)	Top 3 out of 9 companies	5th position
Net Oil and Gas Production	407,000 barrels of oil equivalent per day	353,000 barrels of oil equivalent per day(c)
Downstream Mechanical Availability(d)	94%	95.65%

(a)

The comparator companies for the upstream adjusted net income per barrel metric were BP, Chevron, ConocoPhillips, ExxonMobil, Hess, Murphy, Occidental and Royal Dutch Shell. This is a non-GAAP metric. This metric is calculated as our Exploration and Production segment income, as presented in our audited consolidated financial statements, divided by our worldwide liquid hydrocarbon and natural gas sales volumes measured in barrels of oil equivalent. To ensure consistency of this metric when comparing to our peers, adjustments to peer company segment income, as presented in their audited financial statements, are sometimes necessary to exclude certain unusual items reflected in their results.

(b)

The comparator companies for the downstream operating income per barrel metric were BP, Chevron, ConocoPhillips, ExxonMobil, Shell Oil, Sunoco, Tesoro, and Valero. This is a non-GAAP metric. This metric is calculated as our Refining, Marketing and Transportation segment income before taxes, as presented in our audited consolidated financial statements, divided by the total number of barrels of crude oil throughput at our refineries. To ensure consistency of this metric when comparing to our peers, adjustments to peer company segment income, as presented in their audited financial statements, are sometimes necessary to exclude certain unusual items reflected in their results.

(c)	Net production for 2007 was below target due to project delays.
(d)	Downstream Mechanical Availability represents the percentage of time throughout the entire calendar year that critical downstream equipment is available to perform its primary function. This metric primarily measures the mechanical availability of the processing equipment in our refineries, but also includes critical equipment in our pipeline, marine and terminal operations.

Individual Performance Commitments for 2007 Annual Cash Bonus Program

In addition to the company performance metrics described above, a portion of each Officer’s bonus opportunity is based on individual performance. At the beginning of each year, each Officer develops individual performance commitments relative to his or her organizational responsibilities which, for Officers other than the CEO, are then discussed with and approved by the CEO. Similarly, the CEO’s individual performance commitments are developed by the CEO and discussed with and approved by our Board of Directors.

Officers’ performance commitments are required to be directly related to our business objectives. Examples of individual performance commitments for 2007 include rate of production, refinery throughput, reserve replacement, income per barrel, safety, environmental performance, project completions and financial discipline.

In evaluating the individual performance of each Officer, the most significant factor is achievement of his or her individual performance commitments. In addition, each Officer’s leadership skills and demonstrated commitment to “living the Marathon values” are considered. These are the core values that guide our approach to business and include the following:

—	Health and safety - We conduct our business with high regard for the health and safety of our employees, contractors and neighboring communities;

—	Environmental stewardship - We are committed to minimizing environmental impacts by reducing wastes, emissions and other releases;

—	Honesty and integrity - We uphold high standards of business ethics and integrity, enforce strict principles of corporate governance and support transparency in all of our operations;

—	Corporate citizenship - We live by our principles of corporate social responsibility and make a difference through our philanthropic, social development and volunteer programs;

—	High performance - We create sustainable value through a high performance team culture and provide a collaborative, supportive work environment where employees are encouraged to reach their full professional potential; and

—	Diversity - We are committed to maintaining an inclusive environment in which all employees are respected and valued for the full range of talents, experiences, thoughts and opinions they bring to the workplace.

At the end of each year, each Officer’s performance is measured against his or her previously agreed upon performance commitments, as well as demonstrated leadership and commitment to “living the Marathon values.” The CEO evaluates all other Officers and makes recommendations regarding the individual performance portion of the bonus, subject to approval by the Committee. The Committee evaluates the individual performance of the CEO and approves this portion of his bonus. Formal weightings of individual performance commitments are not used to calculate the individual performance portion of any annual cash bonus.

Additional Considerations for 2007 Annual Cash Bonus Program

In addition to the company performance metrics and individual performance commitments described above, the Committee considers organizational performance results (which may overlap with individual performance commitments) and other significant achievements, including those listed below for 2007. The Committee also considers the marketplace for executive talent within our industry and the competitiveness of Marathon’s annual cash bonus program relative to our peers.
2007 Annual Bonus Payments

Marathon had a very good performance year in 2007. We ranked fourth in stock price growth among the thirteen companies in the Amex Oil Index (“XOI”) for 2007, with stock price growth of 26 percent (following stock price growth of 52 percent in 2006). Other 2007 performance results that the Committee took into account in setting Officer bonus payments included:

—	Completed the $6.9 billion acquisition of Western Oil Sands Inc., a long-life Canadian oil sands resource;

—	Participated in eight additional discoveries in deepwater Angola, for a total of 26 announced discoveries in Angola;

—	Announced the significant Droshky discovery in the Gulf of Mexico;

—	Achieved first cargo from the Equatorial Guinea liquefied natural gas plant in May 2007 after this construction project was delivered on budget and 6 months ahead of schedule;

—	Reached final investment decision on a projected $1.9 billion heavy oil upgrade and expansion project at our Detroit refinery, which enables us to capitalize on the ownership of our Canadian oil sands resource;

—	Began construction on a projected $3.2 billion major expansion of our Garyville, LA refinery;

—	Achieved record full-year refinery crude oil and total throughputs;

—	Repurchased approximately 16 million shares, extended stock repurchase authorization to $5 billion; and

—	Raised quarterly dividend rate by 20 percent and completed a two-for-one common stock split.

Within the parameters of the Officers’ annual cash bonus program, the Committee exercised its discretion to set individual bonus amounts based on corporate performance achieved, assessment of individual performance, as well as the other considerations described above. Consistent with our pay-for-performance philosophy, Officers were rewarded for their contributions to our successful performance with annual cash bonus payments above target.

Grants of Long- Term Incentive Awards

We believe our long-term incentive awards, which are based on the performance of Marathon common stock, are a critical element in the mix of compensation. These awards tie compensation of Officers to long-term increases in Marathon’s stock price, and therefore align the interests of Officers and stockholders.

The Committee approves long-term incentive awards at its regularly-scheduled meetings, which are generally set at least one year in advance. The grant price for awards is equal to the closing price of a share of our common stock on the date the Committee meets; however, if the Committee meets after the market has closed, the grant price for awards is equal to the closing price of a share of our common stock on the next trading day. Historically, the Committee has approved Officers’ annual long-term incentive awards at its annual May meeting. At the request of the Committee, commencing in 2008 the Committee will review and approve all long-term incentive awards for Officers at the annual February meeting. This change will allow the Committee to review and approve all elements of Officers’ total compensation at one meeting, therefore streamlining the timing of compensation decisions.

For 2007, the Committee awarded long-term incentives under the stockholder-approved 2007 Incentive Compensation Plan in the form of performance units, stock options and restricted stock. Performance unit awards are tied to total stockholder return (“TSR”), including dividends, relative to the companies included in the XOI. Stock option awards align the interests of Officers and stockholders by linking compensation to appreciation in Marathon’s stock price. Restricted stock awards, while a minor percentage of the long-term incentive mix, serve as an important retention tool and are prevalent among our peers.

For 2007, Officers other than our CEO received the following mix of long-term incentive awards, based on intended value: 40 percent performance units, 40 percent stock options and 20 percent restricted stock. The Committee believes this mix of long-term incentive awards provides an appropriate balance between the dual objectives of tying compensation to stock performance and providing retention incentives.

For the second consecutive year, the Committee decided that all of the CEO’s long-term incentive compensation would be directly tied to the performance of our stock. Therefore, based on intended value, Mr. Cazalot’s long-term incentive awards were evenly divided between performance units and stock options, and he did not receive any restricted stock.

The Committee considers competitive data when granting long-term incentive awards and generally targets a total estimated value at the peer group 50th percentile for each Officer. However, the Committee reserves the right to grant long-term incentive awards above or below the peer group 50 th percentile based on internal equity and overall performance.

To determine the number of awards necessary to deliver the intended long-term incentive value for each Officer, the Committee uses valuation methodologies recommended by our compensation consultant for each type of long-term incentive. For example, to determine the number of performance units awarded, the targeted dollar value is divided by an expected value ratio, which incorporates factors such as stock price volatility and risk of forfeiture. Due to the nature of long-term incentive awards, the actual long-term incentive value delivered to each Officer depends on the price of Marathon’s stock at the time of vesting or exercise.

In October 2007, the Committee compared long-term incentives granted in May 2007 to available data in order to assess market competitiveness. This analysis showed that the present values of the long-term incentive awards granted to Officers in 2007 ranged between 95 percent and 124 percent of the present values of the peer group 50th percentile. Due to Marathon’s outstanding performance over the past several years, some Officers received long-term incentive awards above the peer group 50th percentile.

Each of our long-term incentive award types is discussed in more detail below.

Performance Units

To reinforce management’s focus on delivering strong performance for our stockholders, the Committee grants a portion of Officers’ long-term incentive compensation in the form of performance units tied to our three-year TSR as compared to the three-year TSR for each of the other companies in the XOI. The target value of each performance unit is $1, with the actual payout varying from $0 to $2 (0 to 200 percent of target) based on our TSR ranking for the measurement period.

TSR is determined by dividing (i) stock price appreciation or reduction for the period plus cumulative dividends by (ii) the beginning stock price. The beginning and ending stock prices are the average closing stock price for the month immediately preceding the beginning and ending dates of the measurement period.

The following is our TSR calculation for the January 1, 2005 through December 31, 2007 performance period*:

—	Average closing stock price for the month of December 2004 = $18.60

—	Average closing stock price for the month of December 2007 = $59.35

—	Cumulative cash and stock dividends for the 2005-2007 period = $2.30

—	TSR = (($59.35-$18.60) + $2.30)/$18.60 = 231 percent

*Data has been adjusted for our June 18, 2007 two-for-one common stock split.

Prior to the 2005 performance unit award program, Officers were granted performance shares which were settled in Marathon common stock. Beginning with the 2005 through 2007 performance period, the Committee granted performance units which are settled in cash. This change essentially limits the payout Officers are eligible to receive to $2 per unit (200 percent of target), as opposed to awarding shares, which can continue to appreciate in value.

To determine the amount of cash paid to each Officer, the Committee multiplies the number of units awarded by the payout percentage. In any event, the Committee always reserves the right to exercise downward discretion when final payout is approved.

Stock Options

The Committee grants a portion of Officers’ annual long-term incentive value in the form of stock options, which provide a direct link between Officer compensation and the value delivered to stockholders. The Committee believes that stock options are inherently performance-based as option holders only realize benefits if the value of our stock increases following the date of grant.

The grant price of our stock options is based on the closing sales price per share of our common stock on the grant date, which was May 30, 2007 for the options granted to Officers during 2007. These stock options have a three-year pro-rata vesting period and a maximum term of 10 years.

Restricted Stock

The Committee also granted 20 percent of the annual long-term incentive value for Officers, other than Mr. Cazalot, in the form of time-based restricted stock. The Committee made these awards both for diversification of the mix of long-term incentive awards and for retention purposes, which is consistent with competitive market practices. The restricted stock grants are also intended to help Officers increase their holdings in our stock.

Assuming continued employment, restricted stock awards will vest in full on the third anniversary of the date of grant, which was May 30, 2007 for the restricted stock granted to Officers during 2007. Prior to vesting, restricted stock recipients have voting rights and receive dividends on the restricted shares.

Payout of 2005 Performance Units

In 2005, the Committee granted performance units to Officers with payout based entirely on our TSR for the period January 1, 2005 through December 31, 2007, as compared to the other companies in the XOI.

For the 2005 through 2007 performance period, we ranked first in TSR among the XOI companies with a TSR of 231 percent. In January 2008, the Committee approved the payout of these performance units. As a result of our first place ranking, the Committee approved payment of each performance unit at $2 per unit (200 percent of target value), in accordance with the pre-established plan terms.

When granting performance units in 2005, the Committee was aware that under our previous incentive compensation plan (the 2003 Incentive Compensation Plan), all employee annual awards consisting of cash, including cash awards granted as performance units, were capped at $5,000,000 for purposes of tax deductibility under Section 162(m) of the Internal Revenue Code.

The Committee anticipated that Mr. Cazalot’s payment for the 2005 through 2007 performance period could be limited by this cap and discussed the available options, including paying a special payment outside of the Section 162(m) governed performance unit program if extraordinary performance was achieved. The Committee also anticipated that because any such special payment would be made outside of the performance unit program, it would not be tax deductible by Marathon.

Due to our first place TSR ranking, Mr. Cazalot’s payment was limited by this cap. However, because Marathon’s performance was exemplary under Mr. Cazalot’s leadership, the Committee awarded Mr. Cazalot a one-time special payment equal to $1,364,000, calculated as the difference between what was earned under the program without regard to the cap ($3,764,000) and what was actually paid under the program honoring the cap ($2,400,000). This non-deductible special payment is separate from bonuses paid under the annual cash bonus program.

Post-Employment Benefits	Retirement
We believe that it is important to help our employees plan for a secure retirement. Accordingly, we sponsor tax-qualified defined benefit and defined contribution retirement plans for all employees. Marathon contributes to both the defined benefit and defined contribution retirement plans and individuals are eligible to contribute to the defined contribution retirement plan. Marathon also sponsors retiree medical plans for all of our employees.

In addition, Officers participate in unfunded, nonqualified defined benefit and defined contribution retirement plans. These plans provide benefits that participants would have otherwise received under Marathon’s tax-qualified retirement plans but which they did not receive because of Internal Revenue Code limitations. Payment of such nonqualified benefits is common among our peer companies. The defined benefit formula of these nonqualified plans also provides an enhancement for Officers based on the three highest bonuses earned during their last ten years of employment, instead of the consecutive bonus formula used for non-officers. We believe this enhancement is appropriate in light of the greater volatility of Officer bonuses. Each officer is eligible to participate in an elective nonqualified deferred compensation plan. Under these plans, Officers are eligible to defer up to 20 percent of their salary and bonus each year. The investment options available under the nonqualified defined contribution plans mirror those available to all employees under the tax-qualified Marathon Thrift Plan, with the exception of Marathon common stock, which is not available under the nonqualified plans except for the Marathon Petroleum Company LLC Deferred Compensation Plan. Distributions from the plans are made following termination or retirement in the form of a lump sum or three annual installments and are consistent with Section 409A of the Internal Revenue Code to the extent required.

In addition, Officers’ stock options immediately vest and become exercisable upon retirement, which is a competitive practice in our industry. Unvested restricted stock awards granted before 2007 are forfeited upon retirement; unvested restricted stock awards granted in 2007 are forfeited upon retirement, except in the case of mandatory retirement, where restricted stock awards will vest in full. Unvested performance unit awards are forfeited upon retirement, except in the case of mandatory retirement, where awards may be vested at the discretion of the Committee.

Under both our tax-qualified and nonqualified retirement and deferred compensation plans our employees are eligible for retirement once they have reached age 50 and have ten or more years of vesting service. The only Officer who is currently retirement-eligible is Mr. Heminger.

Death or Disability

In the event of death or disability, Officers will be entitled to the vested benefits they have accrued under our standard benefits programs. Long-term incentive awards will immediately vest in full upon the death of an Officer, with performance units vesting at the target level. In the event of disability, long-term incentive awards will continue to vest as if the Officer remains employed during the period of disability.

Other Termination

No special employment or severance agreements are in place for our Officers. Effective February 1, 2005, we adopted a policy stating that our Board should seek stockholder approval or ratification of severance agreements for senior executive officers that would require payment of cash severance benefits exceeding 2.99 times the officer’s salary plus bonus for the prior calendar year.

Change in Control Termination

We believe that our employees should be encouraged to continue their dedication to their assigned duties without concern that employment will be terminated without some compensation protection in the event of a change in control of Marathon. For this reason, we have programs in place that provide severance benefits in the event that an employee is terminated following a change in control. We also believe that having a change in control policy encourages Officers to act in the best interest of the stockholders when a change in control transaction is under consideration.

Immediately upon a change in control, all employees’ long-term incentive awards become fully vested and exercisable, which is a competitive practice among our peers. Outstanding performance units will vest at the target value upon a change in control. The potential benefits payable to Officers in the event they are terminated following a change in control are outlined on pages 62-64, where our executive change in control policy is described in more detail.

In 2007, the Committee directed Towers Perrin to analyze change in control practices within our peer group as part of the annual study on executive officer compensation. After reviewing the study at the October 2007 meeting, the Committee determined that our executive change in control policy was competitive within our peer group and appropriate for Marathon and therefore did not make any changes to the policy. Apart from the executive change in control policy, no other special employment or severance agreements are in place for the Officers.

Other Benefits	Marathon offers a limited perquisite program to Officers. Under the program, Officers may seek reimbursement for certain tax, estate and financial planning services up to a specified annual maximum each year, including the year following death or retirement. Officers are also offered an enhanced annual physical examination and the use of club memberships, with most Officers limited to one membership. Beginning in March 2008, Marathon will only provide the initiation fees associated with a single club membership, and generally all other expenses associated with the club membership will be the responsibility of the Officer.
Officers may use corporate aircraft for business purposes only, unless otherwise authorized by the CEO (or in the case of the CEO, the Chairman of the Board). Occasionally spouses or other guests will accompany Officers on the aircraft for business purposes or when space is available on business-related flights. When the spouse or guest’s travel does not meet the Internal Revenue Service standard for business use, but the travel meets Marathon’s business use standards, the cost of that travel is imputed as income to the Officer. If approved by the CEO (or in the case of the CEO, the Chairman of the Board), the Officer may receive a tax gross up on the imputed income if the spouse or guest was accompanying the Officer on company business.

Overall, the Committee believes that these benefits are more limited than prevailing market practices in the industry, but are reasonable supplements to the total compensation program.

Tax Considerations	The Committee considers the tax effects to Marathon when making executive compensation decisions and has a practice of delivering compensation in a tax-deductible manner whenever possible. However, the priority of the Committee is to provide compensation that reflects company, organizational, and individual performance and is competitive within the industry. Therefore, some of the compensation awarded by the Committee is not deductible by Marathon due to the limitations of Section 162(m) of the Internal Revenue Code.

Section 162(m) of the Internal Revenue Code, as amended, places a limit of $1,000,000 on the amount of compensation that we may deduct each year with respect to Mr. Cazalot and the three most highly paid Officers (other than Ms. Clark, who as the Chief Financial Officer is excluded from this provision for 2007). Elements of compensation which qualify as “performance-based compensation” are deductible even if in excess of this $1,000,000 limit.

The Committee has approved a salary for Mr. Cazalot that exceeds the Section 162(m) limitation and therefore the salary is not deductible in full. In addition, the Committee has approved a non-deductible special payment for Mr. Cazalot, as described in the section titled “Payout of 2005 Performance Units.”

Our annual cash bonus program for Officers is paid under the 2007 Incentive Compensation Plan, which was approved by stockholders. As a result, our annual cash bonus program is designed to meet the requirements for deductibility under Section 162(m).

Other than in the case of time-based restricted stock, long-term incentives awarded to Officers in 2007 are designed to be performance-based compensation and therefore should be fully deductible. Time-based restricted stock awards would only be deductible if an Officer’s compensation for the year does not exceed the Section 162(m) limitation when the awards vest. Additionally, the Committee may award non-deductible pay (including non-deductible performance-based pay) in other situations where deemed appropriate.

Compensation Committee of Our Board of Directors

The Compensation Committee of our Board of Directors is charged with overseeing and approving all compensation for our Officers. The Committee is comprised only of independent, non-employee directors. The members who currently serve on the Committee in 2008 are Mr. Daberko, Dr. Jackson, Mr. Lee, Mr. Reilley, Mr. Schofield and Mr. Snow.

The Committee meets at least four times a year and has the opportunity to meet in executive session at each of its meetings. When possible, the Committee previews and discusses significant compensation decisions at one meeting before giving formal approval at a subsequent meeting. With the help of its compensation consultant and our staff, the Committee keeps abreast of and discusses legal and regulatory developments pertaining to executive compensation throughout the year.

The Committee seeks significant input from the CEO on compensation decisions and performance appraisals for all other Officers. However, all final compensation decisions for Officers are approved by the Committee.

Executive Compensation Tables and Other Information

The following table summarizes the total compensation awarded to, earned by, or paid to Mr. Cazalot, President and Chief Executive Officer, Ms. Clark, Executive Vice President and Chief Financial Officer, and the other three most highly compensated executive officers of Marathon who were serving as officers at the end of 2007 (collectively, “Officers”), for services rendered in all capacities during 2007 and 2006. All share and per share data have been adjusted to reflect the effect of Marathon’s June 18, 2007 two-for-one common stock split, which was effected in the form of a common stock dividend.

Summary Compensation Table

Name and Principal Position	Year	Salary(1) ($)	Bonus(2) ($)	Stock Awards(3) ($)	Option Awards(4) ($)	Non-Equity Incentive Plan Compensa- tion(5) ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(6) ($)	All Other Compensa- tion(7) ($)	Total ($)
C. P. Cazalot, Jr. President and Chief Executive Officer	2007 2007 2006	1,294,000 1,175,000	2,500,000 1,364,000 0	357,049 3,162,726	10,062,054 12,463,293	2,400,000 3,200,000	1,166,639 1,131,376	326,983 238,980	19,470,725 21,371,375

J. F. Clark Executive Vice President and Chief Financial Officer	2007 2006	581,000 513,000	715,000 0	335,739 1,196,957	714,966 959,949	1,254,600 675,000	232,177 151,710	103,383 75,949	3,936,865 3,572,565

G. R. Heminger Executive Vice President	2007 2006	706,000 619,000	925,000 772,976	370,083 422,696	1,390,919 1,030,104	820,400 1,100,000	1,264,926 1,263,926	168,384 121,524	5,645,712 5,330,226

S. B. Hinchman Senior Vice President, Worldwide Production	2007 2006	469,000 422,000	500,000 0	203,023 374,461	2,228,181 3,014,707	482,600 580,000	378,488 506,821	76,684 71,190	4,337,976 4,969,179

P. G. Behrman Senior Vice President, Worldwide Exploration	2007 2006	419,000 384,000	535,000 0	203,023 415,606	391,898 2,903,471	482,600 475,000	208,211 206,922	75,772 57,219	2,315,504 4,442,218

(1)	The salaries shown in this column reflect three months at one annual salary rate and nine months at the new annual salary rate, which was effective April 1, 2007 for all Officers.

(2)	The amounts shown in this column for 2007 reflect the value of annual cash bonus awards, with the exception of an additional special payment to Mr. Cazalot. For Mr. Cazalot, the $1,364,000 for 2007 reflects the difference between what was earned under the performance unit program without regard to the Section 162(m) related cap ($3,764,000) and what was actually paid under the program honoring the cap ($2,400,000, as reflected in the Non-Equity Incentive Plan column). See page 46 for more information on the payout of performance units granted in 2005. The amount shown for Mr. Heminger for 2006 represents a retention bonus related to Marathon’s acquisition of Ashland, Inc.’s interest in Marathon Ashland Petroleum Company LLC.

(3)	This column reflects the dollar amount recognized for financial statement reporting purposes for the fiscal years ended December 31, 2007 and December 31, 2006, respectively, in accordance with FAS 123(R); amounts include the recognized accounting expense for each year for all unvested restricted stock awards for each Officer. Assumptions used in the calculation of this amount are included in footnote 24 to the Company’s financial statement for the fiscal year ended December 31, 2007 and in footnote 26 to the Company’s financial statement for the fiscal year ended December 31, 2006.

(4)	This column reflects the dollar amount recognized for financial statement reporting purposes for the fiscal years ended December 31, 2007 and December 31, 2006, respectively, in accordance with FAS 123(R); amounts include the recognized accounting expense for each year for all unvested stock options and SAR awards. The amounts also include the variable accounting expense for all tandem SAR awards that were exercised or outstanding in the years 2007 and 2006. Assumptions used in the calculation of these amounts are included in footnote 24 to the Company’s financial statement for the fiscal year ended December 31, 2007 and in footnote 26 to the Company’s financial statement for the fiscal year ended December 31, 2006.

(5)	The amounts shown in this column for 2007 reflect the vested value of performance units earned by Officers during the three-year performance period that ended on December 31, 2007. In 2006, a performance share program was in place which was not required to be reported on the Summary Compensation Table. See page 45 for more information on the performance unit program. The amounts shown for 2006 reflect the value of annual cash bonus awards.

(6)

This column reflects the annual change in accumulated benefits under Marathon’s retirement plans. See pages 57-59 for more information about the Company’s defined benefit plans and the assumptions used in the calculation of these amounts. There are no deferred compensation earnings reported in this column because the Company’s non-qualified deferred compensation plans do not provide above-market or preferential earnings.

(7)	Marathon does offer certain perquisites to executives, which comprise the All Other Compensation column. The perquisites we offer are those which are most prevalent among our peer companies. However, our practice is a conservative one in which the aggregate value of perquisites is significantly lower than our peers. All Other Compensation for 2007 is summarized below:

Name	Personal Use of Company Aircraft(a) ($)	Club Member- ships & Dues(b) ($)	Company Physicals(c) ($)	Tax & Financial Planning(d) ($)	Tax Allowance Gross Ups & Misc. Perks(e) ($)	Company Contributions to Defined Contribution Plans(f) ($)	Total All Other Compensation ($)

C. P. Cazalot, Jr.	5,002	4,416	3,338	0	0	314,226	326,983

J. F. Clark	0	3,884	3,338	8,425	0	87,735	103,383

G. R. Heminger	12,828	12,030	3,338	5,966	7,986	126,236	168,384

S. B. Hinchman	0	0	3,338	0	0	73,345	76,684

P. G. Behrman	0	5,738	3,338	4,200	0	62,495	75,772

(a)

The amounts shown in this column reflect the aggregate incremental cost of personal use of Marathon aircraft by the Officers for the period from November 1, 2006 through December 31, 2007. We have modified our practice for disclosure of incremental cost of personal use of Marathon aircraft from disclosure for the year beginning November 1 and ending October 31 to disclosure for the calendar year.

Officers are permitted to invite their spouses or other guests occasionally to accompany them on business trips when space is available. When the spouse’s or guest’s travel does not meet the standard for “business use” under the Internal Revenue Code, then the cost of that travel as calculated for income tax purposes, is imputed as income to the officer (this imputed income amount is different than the amount shown above). The amounts shown above reflect the incremental cost to Marathon of personal flights taken by the Officers or their guests. Most of these amounts reflect our variable cost to transport an Officer’s spouse or other guest accompanying the Officer on a business trip.

We have estimated our aggregate incremental cost using a methodology that reflects the average costs of operating the aircraft, such as fuel costs, trip-related maintenance, crew travel expenses, trip-related fees and storage costs, communications charges, and other miscellaneous variable costs. Fixed costs that do not change with usage such as pilot compensation, the purchase and lease of the aircraft, and maintenance not related to travel are excluded from the calculation of our incremental cost. We believe that this method provides a reasonable estimate of our incremental cost and ensures that some “cost” is allocated to each passenger on each trip. However, use of this method may overstate our actual incremental cost where our aircraft would have flown on a trip for business purposes anyway and space would have been available at little or no incremental cost to transport an Officer or his or her guest who was not traveling for business purposes.

(b)	The amounts shown in this column reflect club fees and membership dues. Most Officers are provided the use of one club membership.
(c)

All employees, including Officers, are eligible to receive an annual physical. However, Officers can receive an enhanced physical under the executive physical program. This column reflects the average incremental cost of the executive physical program over the employee physical program. Due to Health Insurance Portability and Accountability Act (“HIPAA”) confidentiality requirements, the Company cannot disclose actual usage of this program by individual Officers.

(d)	This column reflects reimbursement for professional advice related to tax, estate, and financial planning up to a specified maximum, never to exceed $15,000 in a calendar year.
(e)

The amount shown in this column for Mr. Heminger includes a tax allowance of $6,973 reflecting imputed income for the use of corporate aircraft, which was approved by Mr. Cazalot. The amount also includes the value of gifts received at a company golf outing of $848 and miscellaneous reimbursable business expenses.

(f)	This column reflects amounts contributed by the Company under the tax-qualified Marathon Oil Company Thrift Plan and related non-qualified deferred compensation plans. See pages 60-61 for more information about the non-qualified plans.

Grants of Plan-Based Awards in 2007

The following table provides information about all non-equity incentive plan awards (specifically, grants of performance units to be paid out in cash in 2010) and equity awards (specifically, stock options and restricted stock) granted to each Officer during 2007. The awards listed in the table were granted under the 2007 Incentive Compensation Plan (the “2007 Plan”) and are described in more detail in the Compensation Discussion and Analysis beginning on page 44. All share and per share data have been adjusted to reflect the effect of Marathon’s June 18, 2007 two-for-one common stock split, which was effected in the form of a common stock dividend.

								All Other Option Awards: Number of Securities Underlying Options (#)
			Estimated Future Payouts Under				All Other Stock Awards: Number of Shares of Stock or Units (#)			Grant Date Fair Value of Stock and Option Awards(2) ($)
			Non-Equity Incentive Plan Awards						Exercise or Base Price of Option Awards ($)
Name	Type of Award	Grant Date	Unit Price(1) ($)	Threshold ($)	Target ($)	Maximum ($)

C. P. Cazalot, Jr.	Performance Units	5/30/2007	1	2,777,400	5,554,800	11,109,600
	Stock Options	5/30/2007						298,600	61.05	5,180,710

J. F. Clark	Performance Units	5/30/2007	1	444,400	888,800	1,777,600
	Stock Options	5/30/2007						47,800	61.05	829,330
	Restricted Stock	5/30/2007					7,600			463,980

G. R. Heminger	Performance Units	5/30/2007	1	694,350	1,388,700	2,777,400
	Stock Options	5/30/2007						74,600	61.05	1,294,310
	Restricted Stock	5/30/2007					12,000			732,600

S. B. Hinchman	Performance Units	5/30/2007	1	388,850	777,700	1,555,400
	Stock Options	5/30/2007						41,800	61.05	725,230
	Restricted Stock	5/30/2007					6,800			415,140

P. G. Behrman	Performance Units	5/30/2007	1	388,850	777,700	1,555,400
	Stock Options	5/30/2007						41,800	61.05	725,230
	Restricted Stock	5/30/2007					6,800			415,140

(1)	This column reflects the target dollar value of each performance unit.

(2)	The amounts shown in this column reflect the total grant date fair value of stock options and restricted stock granted in 2007 in accordance with FAS 123(R). The Black-Scholes value used for the stock options granted on May 30, 2007 was $17.35. The fair market value used for restricted stock awards granted on May 30, 2007 was $61.05. Assumptions used in the calculation of these amounts are included in footnote 24 to the Company’s financial statement for the fiscal year ended December 31, 2007.

Bonus

During the first quarter of 2007, the Compensation Committee established the 2007 annual cash bonus program for Officers, including performance metrics and a targeted percentage of base salary for each Officer. A portion of each Officer’s bonus opportunity was based on the achievement of these company performance metrics, and a portion was based on individual performance commitments. However, the Committee has discretion to determine the actual bonus amounts paid. For more information on the incentive bonus targets and performance metrics, see pages 41-44.

Performance Units (Non-Equity Incentive Plan Awards)

On May 30, 2007, the Compensation Committee granted performance units to the Officers under the 2007 Plan. Vesting of these units is tied to Marathon’s Total Shareholder Return (“TSR”) as compared to the TSR of each of the member companies within the AMEX Oil Index (“XOI”) for the 2007 through 2009 performance period. Each performance unit has a target value of $1 and is payable in cash, with payout varying from $0 to $2 per unit based on actual performance. No dividends are paid and no interest accrues on outstanding performance units. If an Officer separates from service prior to the end of the performance period, the award is forfeited. If an officer retires under our mandatory retirement policy, which requires retirement when an officer reaches age 65, at the Committee’s discretion the officer will be eligible to receive a payout on a prorated basis if he works for at least one half of the performance period. In the event of the death of an officer or a change in control of the Company before the end of the performance period, all performance units will immediately vest at target levels. See pages 45-47 for more information about performance units.

Stock Options (Option Awards)

As noted in the table, stock options were granted to the Officers on May 30, 2007, under the 2007 Plan. The options will vest in one third increments on the first, second, and third anniversaries of the date of grant. In the event of the death or retirement of the Officer, the options will immediately vest in full. Upon voluntary or involuntary termination, unvested options are forfeited. Following the retirement (whether mandatory or not) or death of an Officer, the options will remain exercisable until the earlier of May 30, 2017 or five years from the date of retirement or death. In the event of a change in control, the options will immediately vest in full and remain exercisable for the original term of the option. See pages 44-46 for more information about stock options and granting practices.

Restricted Stock (Stock Awards)

As also noted in the table, the Compensation Committee granted restricted stock to all Officers other than Mr. Cazalot on May 30, 2007. The restricted stock awards will vest in full on the third anniversary of the grant date. Dividends are paid on all restricted stock at the same time and in the same manner that dividends are paid to other stockholders. If an Officer retires under our mandatory retirement policy, unvested restricted stock will vest in full upon the mandatory retirement date (the first day of the month following the officer’s 65th birthday). In the event of the death of the Officer or a change in control, the restricted stock award will immediately vest in full. If the Officer retires or otherwise leaves the Company prior to the vesting date, the award will be forfeited. See page 46 for more information about restricted stock awards.

Outstanding Equity Awards at 2007 Fiscal Year-End
	The following table provides information about the unexercised options (vested and unvested), vested SARs, and unvested restricted stock held by each Officer as of December 31, 2007. All share and per share data have been adjusted to reflect the effect of Marathon’s June 18, 2007 two-for-one common stock split, which was effected in the form of a common stock dividend.

		Stock Option Awards				Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options/SARs Exercisable (#)	Number of Securities Underlying Unexercised Options/SARs Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(4) (#)	Market Value of Shares or Units of Stock That Have Not Vested(5) ($)
C. P. Cazalot, Jr.	5/28/03	520,000	0	12.7575	5/28/2013
	5/26/04	600,000	0	16.8050	5/26/2014
	5/25/05	235,733	117,867(1)	23.8250	5/25/2015
	6/1/06	126,533	253,067(2)	37.8175	6/1/2016
	5/30/07	0	298,600(3)	61.0500	5/30/2017
		1,482,266	669,534
						45,000	2,738,700
J. F. Clark	1/16/04	13,334	0	16.7075	1/16/2014
	5/26/04	150,800	0	16.8050	5/26/2014
	5/25/05	78,533	39,267(1)	23.8250	5/25/2015
	6/1/06	20,133	40,267(2)	37.8175	6/1/2016
	5/30/07	0	47,800(3)	61.0500	5/30/2017
		262,800	127,334
						32,000	1,947,520
G. R. Heminger	5/26/98	9,000	0	17.0000	5/26/2008
	5/29/01	40,000	0	16.2600	5/29/2011
	5/26/04	78,200	0	16.8050	5/26/2014
	5/25/05	51,333	25,667(1)	23.8250	5/25/2015
	6/1/06	25,200	50,400(2)	37.8175	6/1/2016
	5/30/07	0	74,600(3)	61.0500	5/30/2017
		203,733	150,667
						33,600	2,044,896
S. B. Hinchman	5/28/02	71,000	0	14.0600	5/28/2012
	5/28/03	16,200	0	12.7575	5/28/2013
	5/26/04	86,000	0	16.8050	5/26/2014
	5/25/05	26,266	15,134(1)	23.8250	5/25/2015
	6/1/06	12,600	25,200(2)	37.8175	6/1/2016
	5/30/07	0	41,800(3)	61.0500	5/30/2017
		212,066	82,134
						18,600	1,131,996
P. G. Behrman	5/26/04	98,200	0	16.8050	5/26/2014
	5/25/05	0	15,134(1)	23.8250	5/25/2015
	6/1/06	12,600	25,200(2)	37.8175	6/1/2016
	5/30/07	0	41,800(3)	61.0500	5/30/2017
		110,800	82,134
						18,600	1,131,996

(1)	This stock option grant is scheduled to become exercisable in one third increments over a three-year period. The remaining unvested portion of the grant will become exercisable on May 25, 2008.

(2)	This stock option grant is scheduled to become exercisable in one third increments over a three-year period. The remaining unvested portion of the grant will become exercisable in one half increments on June 1, 2008 and June 1, 2009.

(3)	This stock option grant is scheduled to become exercisable in one third increments over a three-year period. The unvested portion of the grant will become exercisable in one third increments on May 30, 2008, May 30, 2009, and May 30, 2010.

(4)	This column reflects the aggregate number of shares of unvested restricted stock held by each Officer on December 31, 2007. All restricted stock grants are scheduled to vest on the third anniversary of the date of grant, as summarized below for each Officer.

Name	Grant Date	# of Unvested Shares	Vesting Date

C. P. Cazalot, Jr.	5/25/05	45,000	5/25/08

J. F. Clark	5/25/05	15,000	5/25/08
	6/1/06	9,400	6/1/09
	5/30/07	7,600	5/30/10
		32,000

G. R. Heminger	5/25/05	9,800	5/25/08
	6/1/06	11,800	6/1/09
	5/30/07	12,000	5/30/10
		33,600

S. B. Hinchman	5/25/05	5,800	5/25/08
	6/1/06	6,000	6/1/09
	5/30/07	6,800	5/30/10
		18,600

P. G. Behrman	5/25/05	5,800	5/25/08
	6/1/06	6,000	6/1/09
	5/30/07	6,800	5/30/10
		18,600

(5)	This column reflects the aggregate value of all shares of unvested restricted stock held by the Officers on December 31, 2007, using the year-end closing stock price of $60.86.

Option Exercises and Stock Vested in 2007
	The following table provides certain information concerning options and SARs exercised during 2007 by each Officer, as well as restricted stock vesting during 2007. All share and per share data have been adjusted to reflect the effect of Marathon’s June 18, 2007 two-for-one common stock split, which was effected in the form of a common stock dividend.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise (1) ($)	Number of Shares Acquired on Vesting (2) (#)	Value Realized on Vesting (2) ($)

C. P. Cazalot, Jr.	0	0	0	0

J. F. Clark	90,000	3,741,150	30,000	1,288,500

G. R. Heminger	0	0	0	0

S. B. Hinchman	50,000	1,978,370	0	0

P. G. Behrman	30,266	1,078,798	0	0

(1)	This column reflects the actual pre-tax gain realized by the Officers upon exercise of an option or SAR, which is the fair market value of the shares on the date of exercise less the grant price. Shares obtained upon exercise and retained by the Officer will be counted towards stock ownership requirements as described in the Compensation Discussion and Analysis.

(2)	These columns reflect Ms. Clark’s new hire grant of 30,000 shares and the value realized when this grant vested in full on January 16, 2007.

Pension Benefits

Marathon provides tax-qualified retirement benefits to its employees, including the Officers, under the Retirement Plan of Marathon Oil Company or the Marathon Petroleum Company LLC Retirement Plan (the “Retirement Plans”). In addition, the Company sponsors the Marathon Oil Company Excess Benefit Plan, the Marathon Petroleum Company LLC Excess Benefit Plan and the Speedway SuperAmerica LLC Excess Benefit Plan (the “Excess Plans”) for the benefit of a select group of management and highly compensated employees. The pension table below shows the actuarial present value of accumulated benefits payable to each of the Officers under the Retirement Plans and the Excess Benefit Plans as of December 31, 2007. These values have been determined using actuarial assumptions consistent with those used in the Company’s financial statements.

Name	Plan Name	Number of Years of Credited Service (#)	Present Value of Accumulated Benefit (1) ($)	Payments During Last Fiscal Year ($)
C. P. Cazalot, Jr.	Retirement Plan of Marathon Oil Company	7.75	252,845	0
	Marathon Oil Company Excess Benefit Plan	7.75	4,545,535	0
J. F. Clark (2)	Retirement Plan of Marathon Oil Company	3.92	100,710	0
	Marathon Oil Company Excess Benefit Plan	3.92	430,486	0
G. R. Heminger	Marathon Petroleum Company LLC Retirement Plan	27.08	758,983	0
	Marathon Petroleum Company LLC Excess Benefit Plan	27.08	4,803,708	0
	Speedway SuperAmerica LLC Retirement Plan	6.48	149,838	0
	Speedway SuperAmerica LLC Excess Benefit Plan	6.48	1,040,978	0
S. B. Hinchman	Retirement Plan of Marathon Oil Company	27.50	565,663	0
	Marathon Oil Company Excess Benefit Plan	27.50	1,901,657	0
P. G. Behrman	Retirement Plan of Marathon Oil Company	7.25	236,680	0
	Marathon Oil Company Excess Benefit Plan	7.25	678,573	0

(1)	The present value of accumulated benefit was calculated assuming a discount rate of 6.30 percent, a lump sum interest rate of 3.80 percent, the RP2000 mortality table, a 96 percent lump sum election rate, and retirement at age 62 (age 65 for Mr. Heminger’s Speedway SuperAmerica LLC Retirement Plan benefit).

(2)	Ms. Clark is not yet vested in her accrued benefits under the Retirement Plans or Excess Plans.

Employees who are age 21 or older and have completed one year of service are eligible to participate in the Retirement Plans. The monthly benefit under the Retirement Plans for employees other than employees of Speedway SuperAmerica LLC is equal to the following formula:

[			Final Average Pay		Years of Participation	]		[			Estimated Primary SS Benefit		Years of Participation	]
	1.6%	×		×			—		1.33%	×		×

No more than 37.5 years of participation may be recognized under the formula. Final average pay is equal to the highest average eligible earnings for three consecutive years in the last ten years before retirement. Eligible earnings under the Retirement Plans include pay for hours worked, pay for allowed hours, military leave allowance, commissions, 401(k) contributions to the Marathon Oil Company Thrift Plan, and incentive compensation bonuses.

Participants in the Retirement Plans are vested upon the completion of five years of vesting service. Normal retirement age is 65, but retirement-eligible participants may receive an unreduced benefit after reaching age 62. The forms of benefit available under the Retirement Plans include various annuity options and lump sum distributions.

Participants are eligible for early retirement upon reaching age 50 and completing ten years of vesting service. If an employee retires between the ages of 50 and 62, the amount of benefit is reduced such that if the employee retires at age 50, he or she will be entitled to 55 percent of the accrued benefits based on the single-life annuity form of benefit. Of the named executive officers, only Mr. Heminger is eligible for early retirement benefits under the Retirement Plans.

Marathon also sponsors the unfunded, nonqualified Excess Plans for the benefit of a select group of management and highly compensated employees. These plans provide benefits that participants would have otherwise received under Marathon’s tax-qualified retirement plans but which they did not receive because of Internal Revenue Code limitations. Eligible earnings under the Excess Plans include the items listed above for the Retirement Plans, as well as deferred compensation contributions. The Excess Plans also provide an enhancement for officers based on the three highest bonuses earned during their last ten years of employment, instead of the consecutive bonus formula in place for non-officers. We believe this enhancement is appropriate in light of the greater volatility of Officer bonuses. Distributions of defined benefit accruals under the Excess Plans are made following termination or retirement in the form of a lump sum or three annual installments and are consistent with Section 409A of the Internal Revenue Code to the extent required.

During his service with Speedway SuperAmerica LLC, Mr. Heminger participated in the Speedway SuperAmerica LLC Retirement Plan (the “SSA Plan”). At the time of Mr. Heminger’s participation, the monthly benefit under the SSA Plan was calculated under the following formula:

[			Final Average Pay		Years of Participation	]		[			Estimated Primary SS Benefit		Years of Participation	]
	2.0%	×		×			—		2.0%	×		×

This benefit formula was grandfathered for all employees participating in this plan as of December 31, 1998, and no additional years of participation credit are recognized under the formula beyond the grandfather date. No more than 25 years of participation may be recognized under the formula.

Final average pay is equal to average eligible earnings for the three years preceding retirement. Eligible earnings under the SSA Plan include pay for hours worked, pay for allowed hours, military leave allowance, commissions, 401(k) contributions to the Retirement Savings Plan, and incentive compensation bonuses.

Marathon also sponsors the unfunded, nonqualified Speedway SuperAmerica LLC Excess Benefit Plan (the “SSA Excess Plan”) for the benefit of a select group of management and highly compensated employees. This plan provides benefits that would have otherwise been paid from the tax-qualified SSA Plan but are prohibited by Internal Revenue Code limitations. Eligible earnings under the SSA Excess Plan include the items listed above for the SSA Plan, as well as deferred compensation contributions. The SSA Excess Plan also provides an enhancement for certain highly compensated employees who are eligible for the grandfathered benefit formula described above. These additional benefits are based on the difference between (i) the applicable covered earnings prior to December 31, 1998, and (ii) the applicable covered earnings during the final three years of employment.

Marathon has not granted extra years of service to any Officer for purposes of retirement benefit accruals.

Nonqualified Deferred Compensation
	The Nonqualified Deferred Compensation table below shows information about the company’s nonqualified savings and deferred compensation plans.

Name	Executive Contributions in Last Fiscal Year (1) ($)	Registrant Contributions in Last Fiscal Year (2) ($)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year End (3) ($)
C. P. Cazalot, Jr.	0	301,303	132,894	0	1,571,021
J. F. Clark	135,000	71,985	56,412	0	1,040,453
G. R. Heminger	0	110,486	167,742	0	1,788,937
S. B. Hinchman	157,168	57,595	20,761	0	1,035,204
P. G. Behrman	124,990	50,171	-39,766	0	1,195,890

(1)	The amounts shown in this column are also included in the salary and bonus columns for 2007 of the Summary Compensation Table on page 51.

(2)	The amounts shown are also included in the all other compensation column of the Summary Compensation Table on page 51.

(3)	Of the totals in this column, the following amounts, which represent contributions attributable to 2007, are also reported in the Summary Compensation Table on page 51: Mr. Cazalot, $301,303; Ms. Clark, $206,985; Mr. Heminger, $110,486; Mr. Hinchman, $214,763; and Mr. Behrman, $175,161. Certain portions of the total for each officer were also reported in the summary compensation tables of our proxy statements in prior years.

Marathon sponsors the Marathon Oil Company Deferred Compensation Plan and the Marathon Petroleum Company LLC Deferred Compensation Plan (the “Deferred Compensation Plans”). The Deferred Compensation Plans are unfunded, non-qualified plans in which officers may participate. The plans were designed to provide participants the opportunity to supplement their retirement savings by deferring income in a tax-effective manner and to meet other long-term financial goals. Participants may defer up to 20 percent of their salary and bonus each year. Deferral elections are made in December of each year for amounts to be earned in the following year and are irrevocable. Participants are fully vested in their deferrals under the plans.

In addition, the Deferred Compensation Plans provide benefits for eligible employees equal to the Company contributions they would have otherwise received under the tax-qualified Marathon Oil Company Thrift Plan but which they did not receive because of Internal Revenue Code limitations. The Marathon Oil Company Thrift Plan currently provides for employer matching contributions of up to 7 percent of eligible earnings. Participants are vested in their company matching contributions upon the completion of three years of vesting service.

The investment options available under the Deferred Compensation Plans generally mirror the investment options offered to employees under the Marathon Oil Company Thrift Plan, with the exception of Marathon common stock, which is not an investment option under the Marathon Oil Company Deferred Compensation Plan. Participants in the Deferred Compensation Plans may elect to receive their benefits as a lump sum or in three annual installments following retirement or other separation from service with Marathon, but may not make withdrawals during their employment.

Certain highly compensated non-officer employees and, prior to January 1, 2006, officers who elected not to participate in the Deferred Compensation Plans were eligible to receive defined contribution accruals under the Excess Plans. The defined contribution formula in the Excess Plans is designed to allow eligible employees to receive company matching contributions equal to the amount they would have otherwise received under the tax-qualified Marathon Oil Company Thrift Plan but which they did not receive because of Internal Revenue Code limitations. Participants are vested in their Company matching contributions upon the completion of three years of vesting service.

Defined contribution accruals in the Excess Plans are credited with interest equal to that paid in the “Cash with Interest” option of the Marathon Oil Company Thrift Plan. The annual rate of return on this option for the year ended December 31, 2007 was 4.61 percent. Distributions from the Excess Benefit Plans are paid in the form of a lump sum following the participant’s retirement or termination and are consistent with Section 409A of the Internal Revenue Code to the extent required.

As noted, from and after January 1, 2006, Officers no longer participate in the defined contribution formula of the Excess Plans, and all non-qualified Company matching contributions for Officers accrue under the Deferred Compensation Plans.

Mr. Heminger also participated in the Emro Marketing Company Deferred Compensation Plan (the “Emro Plan”) while working at Emro Marketing Company (a former subsidiary of Marathon Petroleum Company LLC). The Emro Plan is now frozen. The employees eligible to participate in the Plan were a select group of management and highly compensated employees.

The Emro Plan is an unfunded, non-qualified plan and was designed to provide participants the opportunity to supplement their retirement savings by deferring income in a tax-effective manner and to meet other long-term financial goals. Participants had the opportunity to defer up to 15 percent of their salary and bonus each year. Amounts deferred by employees under this program are credited with interest at the prime interest rate, adjusted quarterly, which was 7.75 percent for the year ended December 31, 2007.

Participants may elect to receive the funds in a lump sum or in three annual installments following retirement or termination.

Distributions from all non-qualified deferred compensation plans in which Officers participate are consistent with Section 409A of the Internal Revenue Code to the extent required. As a result, distribution of amounts subject to Section 409A of the Internal Revenue Code may be delayed for six months following retirement or other separation from service where the participant is considered a “specified employee” for purposes of Section 409A.

Potential Payments upon Termination or Change in Control

Retirement

Marathon employees are eligible for retirement once they reach age 50 and have ten or more years of vesting service with Marathon. The only Officer who is currently retirement eligible is Mr. Heminger.

Upon retirement, Officers are entitled to receive their vested benefits that have accrued under Marathon’s broad-based and executive benefit programs. For more information about the retirement and deferred compensation programs, see pages 57-61.

In addition, upon retirement, Officers’ stock options and stock appreciation rights either continue vesting according to their normal vesting schedule or become immediately exercisable depending on the grant terms. All other long-term incentive awards are forfeited upon retirement. If Mr. Heminger had retired on December 31, 2007, the value of his stock options that would have immediately vested was $2,111,919, based on the year-end closing stock price.

Death or Disability

In the event of death or disability, Officers will be entitled to the vested benefits they have accrued under Marathon’s standard benefits programs. Long-term incentive awards will immediately vest in full upon the death of an Officer, with performance units vesting at the target level. In the event of disability, long-term incentive awards will continue to vest as if the Officer remains employed during the period of disability.

Other Termination

No special employment or severance agreements are in place for Officers. Effective February 1, 2005, we adopted a policy stating that our Board should seek stockholder approval or ratification of severance agreements for senior executive officers (other than agreements consistent with Marathon’s change in control policy, described below) that would require payment of cash severance benefits exceeding 2.99 times a senior executive officer’s salary plus bonus for the prior calendar year.

Change in Control

We believe that if a change in control of Marathon is under consideration, our Officers should be encouraged to continue their dedication to their assigned duties. For this reason, we have a policy that provides the following severance benefits if an Officer’s employment is terminated under certain circumstances following a change in control:

—	a cash payment of up to three times the sum of the Officer’s current salary plus the highest bonus paid in the three years before the termination or change in control;

—	life and health insurance benefits for up to 36 months after termination, at the lesser of the current cost or the active employee cost;

—	an additional three years of service credit and three years of age credit for purposes of retiree health and life insurance benefits, and coverage provided at the lowest premium then in effect;

—	a cash payment equal to the actuarial equivalent of the difference between amounts receivable by the Officer under our pension plans and those which would be payable if (a) the Officer had an additional three years of service credit, (b) the Officer’s final average pay had included his or her highest annual bonus from the preceding three years, (c) for purposes of determining early retirement commencement factors, the Officer had three additional years of service credit and three additional years of age, and (d) the Officer’s pension had been fully vested;

—	a cash payment equal to the difference between amounts receivable under our savings or thrift plans and amounts which would have been received if the Officer’s savings had been fully vested; and

—	a cash payment of the amount necessary to ensure that the payments listed above are not subject to net reduction due to the imposition of federal excise taxes.

The severance benefits are payable if an Officer is terminated or constructively terminated. However, benefits are not payable if the termination is for cause or due to mandatory retirement, death, disability, or resignation by the Officer.

The policy is automatically extended each year unless we notify the Officers otherwise. However, in any event, the policy continues during a potential change in control period and for two years after a change in control.

In addition, immediately upon a change in control or upon an Officer’s termination of employment during a potential change in control, outstanding stock options, stock appreciation rights, and restricted stock become fully vested. If a change in control occurs prior to the end of a performance period, then outstanding performance units will be fully vested at the target level.

The definition of a change in control for purposes of these agreements is complex but is summarized as follows. It includes any change in control required to be reported in response to Item 6(e) of Schedule 14A under the Securities Exchange Act of 1934 and provides that a change in control will have occurred if:

—	any person not affiliated with Marathon acquires 20 percent or more of the voting power of our outstanding securities;

—	the Board no longer has a majority made up of (1) individuals who were directors on the date of the agreements and (2) new directors (other than directors who join the Board in connection with an election contest) approved by two-thirds of the directors then in office who (a) were directors on the date of the agreements or (b) were themselves previously approved by the Board in this manner;

—	we merge with another company and our stockholders end up with less than 50 percent of the voting power of the new entity;

—	our stockholders approve a plan of complete liquidation of Marathon; or

—	we sell all or substantially all of Marathon’s assets.

In addition, if any person takes certain actions or enters into an agreement that could result in a change in control, a potential change in control will have occurred.

If a change in control had occurred on the last business day of 2007, the Officers would have been entitled to receive benefits valued as follows due to the accelerated vesting of their outstanding long-term incentive awards: Mr. Cazalot, $20,990,001; Ms. Clark, $6,026,426; Mr. Heminger, $6,555,515; Mr. Hinchman, $3,555,855; and Mr. Behrman, $3,555,855. These values were calculated using the 2007 year-end closing market price for Marathon common stock of $60.86. These values do not include any amount for accelerated vesting of performance units awarded in 2005 for the performance period from January 1, 2005 through December 31, 2007. We have assumed that such performance units would vest and be paid in accordance with their terms, notwithstanding a change in control on the last business day of 2007. Actual payment of performance units awarded in 2005 for the performance period from January 1, 2005 through December 31, 2007 is reflected in the Summary Compensation Table.

In addition, if the Officers had been terminated on the last business day of 2007 following a change in control, they would have been entitled to receive the change in control severance benefits described above. The value of these additional benefits would have been as follows for the Officers: Mr. Cazalot, $20,251,340; Ms. Clark, $4,789,576; Mr. Heminger, $8,139,101; Mr. Hinchman, $9,454,884; and Mr. Behrman, $4,235,284.

Retirement benefits were calculated using the following assumptions: individual life expectancies using the RP2000 Combined Healthy Table weighted 75 percent male and 25 percent female; a discount rate of 2.75 percent; the current lump sum interest rate for the relevant plans; and a lump sum form of benefit. Health and welfare plans reflect the incremental cost of coverage under the policy using the assumptions used for financial reporting purposes under FAS 106. Any excise tax gross-ups for tax imposed under Sections 280G and 4999 of the Internal Revenue Code were calculated using the highest marginal tax rates.

Certain Relationships and Related Person Transactions
Officers, Directors and Immediate Family

Grant R. Heminger is a commercial director for our wholly-owned subsidiary, Speedway SuperAmerica LLC. In 2007, he was a region director for Speedway SuperAmerica. Grant is the brother of Gary Heminger, an executive vice president of our Company. In 2007, we paid cash compensation to Grant in the amount of $217,223.

Bradley D. Heminger was an advanced trader in our international crude supply trading group located in the United Kingdom. He is the son of Gary Heminger. In 2007, we paid cash compensation to Bradley in the amount of $48,102. Similar to other U.S. based employees serving on a long-term overseas assignment, he also received allowances for housing, living expenses and foreign service payments in the amount of $53,602, and foreign income taxes were paid on his behalf in the amount of $59,940. Bradley Heminger resigned in 2007.

Barclays Global Investors, NA

During most of 2007, Barclays Global Investors, NA and its affiliates owned greater than five percent of our common stock. During such time, Marathon and affiliates of Barclays were parties to commodity-based derivative and futures contracts, which resulted in net cash settlement payments to Barclays in the amount of $249 million.

Policy and Procedures with Respect to Related Person Transactions

Our policy with respect to related person transactions contains procedures for reviewing, approving or ratifying related person transactions. As stated in the policy, it is the Company’s intent to enter into or ratify related person transactions only when the Board of Directors, acting through the Corporate Governance and Nominating Committee, determines that the related person transaction is in the best interests of the Company and its stockholders.

The material features of the policy and procedures for reviewing, approving or ratifying related person transactions are as follows.

—	In conjunction with the annual directors’ and officers’ questionnaire, each director and executive officer is required to submit the following information: (a) a list of his or her immediate family members; (b) for each person listed and, in the case of a director, the person’s employer and job title or brief job description; (c) for each person listed and the director or executive officer, each firm, corporation or other entity in which such person is a partner or principal or in a similar position or in which such person has a five percent or greater beneficial ownership interest; and (d) for each person listed and the director or executive officer, each charitable or non-profit organization for which the person is actively involved in fundraising or otherwise serves as a director, trustee or in a similar capacity.

—	With respect to five percent owners, the Company, by examining SEC filings and through the use of Internet search engines is required to create a list, to the extent the information is readily available, of (a) if the person is an individual, the same information as is requested of directors and executive officers under this policy and (b) if the person is a firm, corporation or other entity, a list of principals or executive officers of the firm, corporation or entity.

—	Prior to entering into a related person transaction (a) the related person, (b) the director, executive officer, nominee or beneficial owner who is an immediate family member of the related person, or (c) the business unit or department leader responsible for the potential related person transaction is required to provide the requisite notice containing the facts and circumstances of the proposed related person transaction.

—	In the event a related person transaction has not been previously approved or previously ratified, it is required to be submitted to the committee or Chair promptly, and the committee or Chair is required to consider all of the relevant facts and circumstances available. Based on the conclusions reached, the committee or the Chair is further required to evaluate all options, including ratification, amendment or termination of the related person transaction. If the transaction has been completed, the committee or Chair is required to evaluate the transaction to determine if rescission of the transaction is appropriate.

—	At the committee’s meeting in January or February of each fiscal year, the committee is required to review any previously approved or ratified related person transactions that remain ongoing and have a remaining term of more than six months or remaining amounts payable to or receivable from the Company of more than $120,000.

—	No immediate family member of a director or executive officer is permitted to be hired as an employee of the Company unless the employment arrangement is approved by the committee. In the event a person becomes a director or executive officer of the Company and an immediate family member of such person is already an employee of the Company, no material change in the terms of employment, including compensation, may be made without the prior approval of the committee.

Statement Regarding the Delivery of a Single Set of Proxy Materials to Households With Multiple Marathon Stockholders

If you have consented to the delivery of only one set of proxy materials to multiple Marathon stockholders who share your address, then only one proxy statement is being delivered to your household unless we have received contrary instructions from one or more of the stockholders sharing your address. We will deliver promptly upon oral or written request a separate copy of the proxy statement to any stockholder at your address. If you wish to receive a separate copy of the proxy statement, you may call us at (713) 629-6600 (please ask for Investor Relations) or write to us at Marathon Oil Corporation, Investor Relations Office, P.O. Box 3128, Houston, Texas, 77210-3128. Stockholders sharing an address who now receive multiple copies of the proxy statement may request delivery of a single copy by calling us at the above number or writing to us at the above address.

Solicitation Statement

We will bear the cost of this solicitation of proxies. In addition to soliciting proxies by mail, our directors, officers and employees may solicit proxies by telephone, in person or by other means. They will not receive any extra compensation for this work. The Company has also retained D.F. King & Co., Inc. to assist with the solicitation of proxies for a fee not to exceed $8,000, plus reimbursement for out-of-pocket expenses. We will also make arrangements with brokerage firms and other custodians, nominees and fiduciaries to forward proxy solicitation material to the beneficial owners of common stock, and we will reimburse them for reasonable out-of-pocket expenses that they incur in connection with forwarding the material.

By order of the Board of Directors,

William F. Schwind, Jr.

Secretary

March 10, 2008

APPENDIX I

MARATHON OIL CORPORATION

Audit and Finance Committee Charter

(Effective January 1, 2008)

Statement of Purpose

The Audit and Finance Committee is a standing committee of the Board of Directors. The purpose of the Committee is to assist the Board of Directors in fulfilling its oversight responsibility relating to (i) the engagement of the independent auditor and the evaluation of the independent auditor’s qualifications, independence and performance, (ii) the performance of the internal audit function, (iii) the integrity of the Company’s financial statements and financial reporting process and the Company’s systems of internal accounting and financial controls, (iv) the annual independent audit of the Company’s financial statements, (v) the compliance by the Company with legal and regulatory requirements, and (vi) the fulfillment of the other responsibilities set forth herein.

Authority

The Audit and Finance Committee has authority to conduct or authorize investigations into any matters within the scope of its responsibility. The Committee shall have full authority (i) to investigate any matter brought to its attention with full access to all books, records, facilities and personnel of the Company, (ii) to retain outside legal, accounting or other consultants to advise the Committee, and (iii) to request any officer or employee of the Company, the Company’s outside counsel, inside counsel, independent auditors or internal auditors to attend a meeting of the Committee or to meet with any members of, or consultants to, the Committee.

Membership

The Audit and Finance Committee shall be comprised of not less than three nor more than ten members. Each member shall be a member of the Board of Directors and shall be independent and qualified under standards established by applicable law, stock exchange listing standards, and the Company’s Corporate Governance Principles. At least one member of the Committee shall be a “financial expert,” as defined by applicable law. No director who serves on the audit committees of more than two other public companies may serve on the Audit and Finance Committee, unless the Board determines that such simultaneous service will not impair the ability of such director to effectively serve on the Audit and Finance Committee. Except in any such member’s capacity as a member of the Audit and Finance Committee, the Board of Directors, or any other board committee, no member shall accept any consulting, advisory, or other compensatory fee from the Company, or be an affiliated person of the Company or any subsidiary thereof.

Meetings

The Audit and Finance Committee will meet at least five times a year, with authority to convene additional meetings as circumstances require. All Committee members are expected to attend each meeting, in person or via teleconference. The Committee may invite members of management, auditors, or others to attend meetings and provide pertinent information, as necessary. Meeting agendas will be prepared and provided in advance to members, along with appropriate briefing materials. Minutes of each meeting will be prepared. If requested by any member of the Committee, time shall be allotted for an executive session of Committee members only and any executives or outside advisors they might want to invite.

Quorum

A majority of the total number of Committee members then in office shall constitute a quorum for the transaction of business at any meeting. All matters shall be decided by the affirmative vote of a majority of members present in person or by proxy at a meeting duly called and held.

Relationship with Independent Auditor

One of the important duties of the Audit and Finance Committee is the relationship of the Company with its independent auditor. The independent auditor is ultimately accountable to the Board of Directors and the Audit and Finance Committee as representatives of the shareholders. The independent auditor shall report directly to the Audit and Finance Committee.

Responsibilities

The following shall be the principal responsibilities of the Audit and Finance Committee:

Independent Auditor Matters

1.

Recommendation and Engagement of Independent Auditor.    The Committee shall recommend annually to the Board of Directors the firm of independent auditors to be nominated for ratification by the shareholders to audit the financial statements of the Company, and the Committee shall appoint, replace, compensate and oversee the work of the independent auditor (including resolution of disagreements between management and the auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or related work.

2.

Approval of Audit and Non-Audit Fees and Services of Independent Auditor.    The Committee shall review the fees proposed for the coming year and approve the final fees and expenses of the independent auditor for audit, audit-related, tax, and permissible non-audit services performed by the independent auditor for the past year, and approve in advance all audit, audit-related, tax and permissible non-audit services to be performed by the independent auditor, however, in accordance with and as defined by applicable law, in no event shall the non-audit services include (i) bookkeeping or other services related to the accounting records or financial statements of the Company, (ii) financial information systems design and implementation, (iii) appraisal or valuation services, fairness opinions, or contribution-in-kind reports, (iv) actuarial services, (v) internal audit outsourcing services, (vi) management functions or human resources, (vii)

broker or dealer, investment adviser, or investment banking services, (viii) legal services and expert services unrelated to the audit, and (ix) any other service that the Board of Directors determines, by regulation, is impermissible. The chair of the Committee is hereby given authority to approve fees and expenses of the independent auditor for audit, audit-related, tax and permissible non-audit services in an amount not to exceed $500,000.

3.

Determination of Independence of Independent Auditor.  The Committee shall annually review the independence letter issued by the independent auditors under Independence Standards Board Standard No. 1, actively engage in a dialogue with the independent auditor with respect to any relationships disclosed in that letter, and report to the Board of Directors any appropriate action necessary to maintain the auditor’s continuing independence.

4.

Determination as to Performance of Independent Auditor.  The Committee shall annually review a report by the independent auditor, which sets forth (i) the firm’s internal quality-control procedures, (ii) any material issues raised by the most recent internal quality-control review or peer review of the firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the firm, and any steps taken to deal with any such issues, and (iii) (to assess the auditor’s independence) all relationships between the independent auditor and the Company.

5.

Determination of Compensation Amounts.  The Committee shall determine for the Company the amount of compensation to (i) the independent auditor employed by the Company for audit, audit-related, tax, and permissible non-audit services and (ii) independent counsel and other advisers necessary for the Audit and Finance Committee to carry out its duties.

6.

Guidelines for Employment of Staff of Independent Auditor.  The Committee shall establish guidelines for the Company’s hiring of employees or former employees of the independent auditor, which shall meet the requirements of applicable law and listing standards.

Independent and Internal Auditor Matters

7.

Audits by Independent and Internal Auditors.    The Committee shall review annually the scope of audit activities of both the independent auditor and the internal audit staff, including a review of risk assessment strategies.

8.

Meetings with Independent and Internal Auditors and Management.    The Committee shall meet separately and periodically with the independent auditor, the internal audit staff and management with respect to the status and results of their activities including, without limitation, with respect to the independent auditor (i) any audit problems and management’s response thereto, (ii) all critical accounting policies and practices used, (iii) all alternative treatments of financial information within generally accepted accounting principles discussed with management, including ramifications with respect thereto and the treatment preferred by the independent auditor, and (iv) other material written communications between the independent auditor and management.

9.	Review of Benefit Plans. The Committee shall receive and review the audit plans and audit reports of the Company’s benefit plans.

Internal Auditor Matters

10.

Internal Auditors Access to Board, Audit Committee and Management.    The Committee shall ensure that the internal audit function is structured in a manner that permits the internal audit staff to have full and unrestricted access to the Board, the Audit and Finance Committee, management, and the Company’s records, personnel and physical properties relevant to the fulfillment of its duties.

11.

Review of Internal Auditors’ Charter, Qualifications and Quality Control.    The Committee shall annually review the internal audit department’s charter and the experience and qualifications of the senior members of the internal audit staff and the quality control procedures of the internal auditors.

Financial Statement, Proxy Statement and Other Disclosure Matters

12.

Review of Annual and Quarterly SEC Filings.    The Committee shall review, approve and discuss with management and the independent auditor the annual and quarterly financial statements, including Forms 10-K and 10-Q, giving special consideration in any such review to material changes in accounting policy and assessing the fairness of the financial statements and disclosures including, without limitation, the Company’s disclosures in Management’s Discussion and Analysis contained in any such report.

13.

Review of Earnings Releases.    The Committee or Committee chair shall review quarterly earnings press releases, as well as financial information and earnings guidance provided to analysts and rating agencies.

14.

Review and Approve Internal Control Reports.    The Committee shall review and approve the internal control reports to be included in the annual and quarterly reports, which shall provide that it is the responsibility of management to establish and maintain an adequate internal control structure and procedures for financial reporting, and contain an assessment of the effectiveness of such structure and procedures as of the end of the period covered by the report.

15.

Review of Disclosure Controls and Procedures.    The Committee shall review with the Chief Executive Officer, the Chief Financial Officer and the General Counsel, the Company’s disclosure controls and procedures and shall review periodically, but in no event less frequently than quarterly, management’s conclusions about the efficacy of such disclosure controls and procedures, including any significant deficiencies in, or material non-compliance with, such controls and procedures.

16.	Preparation of Report for Proxy Statement. The Committee shall produce the Audit and Finance Committee Report to be included in the Company’s annual proxy statement.

Finance and Benefit Plan Matters

17.

Approve and Recommend Financings.  Within the authority levels established by the Board, the Committee shall approve financings by the Company (except financings which involve the issuance of common stock), including the recommendation of action to subsidiaries, partnerships and joint ventures.

18.

Loans, Guarantees and Other Uses of Credit.    Within the authority levels established by the Board, the Committee shall authorize loans to outside entities, guarantees by the Company of the credit of others, and other uses of the Company’s credit.

19.

Report on Financial Covenant Compliance.    The Committee shall periodically review and report to the Board concerning the Company’s compliance with financial covenants and other terms of loans and other agreements.

20.

Pension and Benefit Plans.    The Committee shall periodically review the (i) funding policies, and (ii) performance of the investment managers, trustees and investment committees, for the Company’s and its subsidiaries’ pension and other post-employment benefit plans.

Other Matters

21.

Review Codes of Conduct and Compliance    The Committee shall review codes of conduct applicable to directors, officers and employees of the Company and its subsidiaries, including reports from management concerning compliance with corporate policies dealing with business conduct.

22.	Review of Business Expense Reporting. The Committee shall annually review the business expense reporting of the officers of the Company.

23.	Review of Contingency Plans. The Committee shall review contingency plans in the event of a failure of information technology systems.

24.	Review of Organizational Structures. The Committee shall periodically review the organizational structures and capitalization of entities through which the Company conducts its business.

25.

Review of Legal and Regulatory Compliance.    The Committee shall periodically review with management, including the General Counsel, and the independent auditor any correspondence with, or other action by, regulators or governmental agencies and any complaints or published reports that raise concerns regarding the Company’s financial statements, accounting or auditing matters or compliance with the Company’s Code of Business Conduct or Whistleblowing Procedures. The Committee shall also meet periodically and separately with the General Counsel and other appropriate legal staff of the Company to review material legal affairs of the Company and the Company’s compliance with applicable law and listing standards.

26.

Discuss Policies with Respect to Risk Assessment and Risk Management.    The Committee shall discuss with management, including the Chief Executive Officer, guidelines and policies to govern the process by which risk assessment and risk management is undertaken by the Company.

27.	Performance Evaluation. The Committee shall complete an annual performance evaluation of this Committee and its members consistent with the responsibilities set forth in this charter.

28.

Delegation.    The Committee may delegate any of its responsibilities to a subcommittee comprised of one or more members of the Committee, including the authority to grant preapprovals of audit, audit-related, tax, and permissible non-audit services, provided that decisions of such subcommittee to grant preapprovals shall be presented to the full Audit and Finance Committee at its next scheduled meeting.

29.	Other Delegated Responsibilities. The Committee shall also carry out such other duties that may be delegated to it by the Board of Directors from time to time.

30.	Review of Charter. The Committee shall reassess and report to the Board on the adequacy of this charter on an annual basis.

APPENDIX II

Marathon Oil Corporation

Audit and Finance Committee Policy

For

Pre-Approval of Audit, Audit-Related, Tax and Permissible Non-Audit

Services

Statement of Purpose and Scope

The purpose of this policy is to provide procedures to comply with Section 202 of the Sarbanes-Oxley Act of 2002 regarding pre-approval of all audit, audit-related, tax and permissible non-audit services provided by Marathon Oil Corporation’s independent auditor. All audit, audit-related, tax and permissible non-audit services, except as noted under the de minimus exception herein, for Marathon Oil Corporation and its consolidated entities (collectively, the “Company”) requires pre-approval by the Audit and Finance Committee (the “Committee”) of the Board of Directors (the “Board”) prior to commencement of such services from the Company’s independent auditor.

Procedures

The following procedures will be followed for pre-approving all audit, audit-related, tax and permissible non-audit services.

1.

In accordance with Section 202 of the Sarbanes-Oxley Act of 2002, the Committee shall pre-approve all audit, audit-related, tax and permissible non-audit services, other than as provided under the de minimus exception below. The appendices to this policy describe the audit (Appendix A), audit-related (Appendix B), tax (Appendix C) and permissible non-audit (Appendix D) services that shall be pre-approved by the Committee.

2.	The Committee may pre-approve any audit, audit-related, tax and permissible non-audit services up to one year in advance for the ensuing year.

3.	The Committee may pre-approve services by specific categories pursuant to a forecasted budget.

4.

In the fourth quarter of each year, the Chief Financial Officer (“CFO”) shall present a forecast of audit, audit-related, tax and permissible non-audit services for the ensuing year to the Committee for approval. Throughout the next year on an “as needed” basis, the CFO shall, in coordination with the independent auditor, provide an updated budget of audit, audit-related, tax and permissible non-audit services to the Committee.

5.	Audit Services.
a.

The annual audit services engagement terms and fees will be subject to the specific pre-approval of the Committee. The Committee will approve, if necessary, any changes in terms, conditions and fees resulting from changes in audit scope, Company structure or other matters.

b.

In addition to the annual audit services approved by the Committee, the Committee may grant pre-approval for other audit services, which are those services that only the independent auditor can provide. The Committee shall pre-approve the audit services listed in Appendix A. All other audit services not listed on Appendix A must be separately pre-approved by the Committee.

6.

Audit-Related Services. Audit-related services are services reasonably related to the performance of the audit or review of the Company’s financial statements and that are traditionally performed by the independent auditor. The Committee believes that the performance of audit-related services does not impair the independence of the auditor and has approved the audit-related services listed in Appendix B. All other audit-related services not listed on Appendix B must be separately pre-approved by the Committee.

7.

Tax Services. Tax services include services such as tax compliance, tax planning and tax advice. The Committee believes that the performance of tax services does not impair the independence of the auditor and shall pre-approve the tax services listed in Appendix C. All tax services not listed on Appendix C must be separately pre-approved by the Committee.

8.

Permissible Non-Audit Services. Permissible non-audit services are services that are not prohibited services as set forth in Exhibit 1 hereto. The Committee believes that the performance of permissible non-audit services does not impair the independence of the auditor and shall pre-approve the services listed in Appendix D. All permissible non-audit services not listed on Appendix D must be separately pre-approved by the Committee.

De Minimus Exception

The pre-approval requirement for permissible non-audit services provided above is waived, provided the following criteria are satisfied:

1.

the aggregate amount of all such services provided to the Company constitutes not more than 5 percent of the total amount of revenues paid by the Company to the independent auditor during the fiscal year in which the permissible non-audit services are provided;

2.	such services were not recognized by the Company at the time of the engagement to be non-audit services; and

3.

such services are promptly brought to the attention of the Committee and approved prior to the completion of the audit by the Committee or by one or more members or the Committee who are members of the Board to whom authority to grant such approvals has been delegated by the Committee.

Notwithstanding this de minimus exception, it is the intent of the Committee that standard practice will be to pre-approve all permissible non-audit services.

Delegation

1.

The Committee may delegate to one or more designated members of the Committee who are independent directors of the Board, the authority to grant pre-approvals required herein. The decisions of any member to whom authority is delegated to pre-approve an activity hereunder shall be presented to the full Committee at each of its scheduled meetings.

2.

Pursuant to the above authority, the Committee hereby delegates pre-approval authority of up to $500,000 to the Chair of the Committee for unbudgeted items. The Chair shall report the items pre-approved under this delegation of authority at the next scheduled Committee meeting.

3.	The Committee does not delegate to management any of its responsibilities to pre-approve services performed by the independent auditor.

Supporting Documentation

When requested by the Committee, the independent auditor shall provide detailed supporting documentation for each service provided hereunder.

Appendix A

Audit Services

The following audit services are subject to pre-approval by the Audit Committee.

—	Financial Statement Audit – Statutory audits or financial audits for the Company, and subsidiaries and affiliates thereof.
—	Regulatory Financial Filings – Services related to 1933 and 1934 Act filings with the SEC (e.g., registration statements, and current and periodic reports), including issuance of comfort letters, review of documents, consents, and assistance in responding to SEC comment letters.
—	Attest Services Required by Statute or Regulation – Attestation services required by statute or regulation including, without limitation, the report on the entity’s internal controls as specified in Section 404 of the Sarbanes-Oxley Act of 2002.

Appendix B

Audit-Related Services

The following audit-related services are subject to pre-approval by the Audit Committee.

—	Employee Benefit Plan Audits – Audit of pension and other employee benefit plans.
—	Financial Due Diligence – Assistance in financial due diligence with respect to pre- and post-business combinations, including review of financial statements, financial data and records, and discussions with Company or counter-party finance and accounting personnel regarding, among other things, purchase accounting issues.

Application and General Control Reviews – Review of information technology and general controls related to specific applications, including overall general computer controls, excluding those that are a part of the financial statement audit.

—	Consultations regarding GAAP – Consultations by the Company’s management as to the accounting or disclosure treatment of transactions or events and/or the actual impact of final or proposed rules, standards or interpretations by the SEC, FASB, or other regulatory or standard setting bodies.
—	Attestation – Attestation and agreed-upon procedures engagements not required by statute or regulation.
—	Other Audits – Subsidiary, equity investee or other related entity audits or audits of pools of assets not required by statute or regulation that are incremental to the audit of the consolidated financial statements.

Appendix C

Tax Services

The following tax services are subject to pre-approval by the Audit Committee.

—	Federal and State Tax Compliance – Preparation and/or review of tax returns, including sales and use tax, excise tax, income tax, and property tax. Consultation regarding applicable handling of items for tax returns, required disclosures, elections, and filing positions available to the Company.
—	International Tax Compliance – Preparation and review of income, local, VAT, and GST tax returns. Consultation regarding appropriate handling of items on the returns, required disclosures, elections and filing positions available to the Company. Preparation or review of U.S. filing requirements for foreign corporations.
—	Federal and State Tax Consulting – Assistance with tax audits. Responding to requests from the Company’s tax organization regarding technical interpretations, applicable laws and regulations, and tax accounting. Tax advice on mergers, acquisitions, and restructurings.
—	International Tax Consulting – Assistance with tax examinations. Advice on various matters including foreign tax credit, foreign income tax, tax accounting, foreign earnings and profits, U.S. treatment of foreign subsidiary income, VAT, GST, excise tax or equivalent taxes in the jurisdiction. Tax advice on restructurings, mergers and acquisitions.
—	Transfer Pricing – Advice and assistance with respect to transfer pricing matters, including preparation of reports used by the Company to comply with taxing authority documentation requirements regarding royalties and inter-company pricing and assistance with tax exemptions.
—	Customs and Duties – Compliance reviews and advice on compliance in the areas of tariffs and classification, origin, pricing, and documentation. Assistance with customs audits.

—	Expatriate Tax Services – Preparation of individual income tax returns, advice on impact of changes in local tax laws and consequences of changes in compensation programs or practices.
—	Executive Tax Services for Calendar Year 2003 Only – Preparation of individual income tax returns, and advice on impact of changes in federal, state and local tax laws.

Appendix D

Permissible Non-Audit Services

The following permissible non-audit services are subject to pre-approval by the Audit Committee.

—	Assistance with preparation of statutory financial statements
—	Assistance with filing of statistical information with governmental agencies
—	Accounting research software license

Exhibit 1

Prohibited Services

The independent auditor shall be prohibited from performing the following services:

—	Bookkeeping or other services related to the accounting records or financial statements of the audit client;
—	Financial information systems design and implementation;
—	Appraisal or valuation services, fairness opinions, or contribution-in-kind reports;
—	Actuarial services;
—	Internal audit outsourcing services;
—	Management functions or human resources;
—	Broker or dealer, investment adviser, or investment banking services;
—	Legal services and expert services unrelated to the audit; and
—	Any other service that the Board determines, by regulation, is impermissible.

Marathon Oil Corporation 5555 San Felipe Road Houston, TX 77056

C/O PROXY SERVICES P.O. BOX 9112 FARMINGDALE, NY 11735

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. EDT on April 29, 2008 for shares held by registered holders directly and 11:59 p.m. EDT on April 27, 2008 for shares held in the Marathon Oil Company Thrift Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. EDT on April 29, 2008 for shares held by registered holders directly and 11:59 p.m. EDT on April 27, 2008 for shares held in the Marathon Oil Company Thrift Plan. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Marathon Oil Company, c/o Broadridge Financial Solutions, Inc., 51 Mercedes Way, Edgewood, NY 11717.

The Internet and telephone voting facilities will close at 11:59 p.m. EDT on April 29, 2008, for shares held by registered holders directly and at 11:59 p.m. EDT on April 27, 2008, for shares held in the Marathon Oil Company Thrift Plan.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	MACOC1	KEEP THIS PORTION FOR YOUR RECORDS
— — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — —
DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

MARATHON OIL CORPORATION
Your Board of Directors recommends you vote “FOR” Items 1(a) through 1(i).
1.	Election of directors for a one-year term expiring in 2009

	Nominees:	For	Against	Abstain

	1(a). Charles F. Bolden, Jr.	☐	☐	☐			For	Against	Abstain

	1(b). Gregory H. Boyce	☐	☐	☐	Your Board of Directors recommends you vote “FOR” Item 2		☐	☐	☐
					2.	Ratification of the appointment of PricewaterhouseCoopers LLP as our independent auditor for 2008
	1(c). Shirley Ann Jackson	☐	☐	☐
	1(d). Philip Lader	☐	☐	☐	Your Board of Directors recommends you vote “AGAINST” Item 3		☐	☐	☐
	1(e). Charles R. Lee	☐	☐	☐	3.	Stockholder Proposal to amend our By-laws to allow Stockholders to call special meetings
	1(f). Dennis H. Reilley	☐	☐	☐	Your Board of Directors recommends you vote “AGAINST” Item 4		☐	☐	☐
	1(g). Seth E. Schofield	☐	☐	☐	4.	Stockholder Proposal to adopt a policy for ratification of executive compensation

	1(h). John W. Snow	☐	☐	☐

	1(i). Thomas J. Usher	☐	☐	☐
							Yes	No
Please indicate if you plan to attend this meeting.		☐ Yes	☐ No

Please indicate if you wish to view meeting materials electronically via the Internet rather than receiving a hard copy; please note that you will continue to receive a proxy card for voting purposes only.

							☐	☐

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

2008 ANNUAL MEETING OF STOCKHOLDERS
ATTENDANCE CARD

You are cordially invited to attend the Annual Meeting of Stockholders on Wednesday, April 30, 2008.

The Meeting will be held in the Conference Center Auditorium of the Marathon Oil Tower, 5555 San Felipe Road, Houston, Texas 77056 at 10:00 A.M. Central Time.

(Please detach this card from your proxy card and bring it with you as identification. A map to the meeting site is inscribed on this card for your convenience. The use of an attendance card is for our mutual convenience, however your right to attend without an attendance card, upon proper identification, is not affected.)

William F. Schwind, Jr.
Secretary

(FOR THE PERSONAL USE OF THE NAMED STOCKHOLDER(S) ON THE BACK - NOT TRANSFERABLE.)

Important Notice Regarding Internet Availability of Proxy Materials for the Annual Meeting:

The 2008 Notice of Annual Meeting of Stockholders and Proxy Statement and 2007 Annual Report are available at www.proxyvote.com.

À	(Proxy must be signed and dated on the reverse side. Please fold and detach card at perforation before mailing.)	À
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Proxy and Voting Instruction Form

This Proxy and Voting Instruction is solicited on behalf of the Board of Directors for the Annual Meeting of Stockholders on April 30, 2008

For shares held by registered holders

The undersigned hereby appoints Thomas J. Usher, Clarence P. Cazalot, Jr. and Janet F. Clark, or any of them, proxies to vote as herein directed on behalf of the undersigned at the Annual Meeting of Stockholders of Marathon Oil Corporation on Wednesday, April 30, 2008 and at any meeting resulting from an adjournment(s) or postponement(s) thereof and upon all other matters properly coming before the Meeting, including the proposals set forth in the 2008 Notice of Annual Meeting and Proxy Statement for such Meeting with respect to which the proxies are instructed to vote as directed on reverse side. You are encouraged to specify your choice by marking the appropriate boxes on the reverse side, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors’ recommendations. The proxies cannot vote your shares unless you sign and return the proxy card.

For shares held in Marathon Oil Company Thrift Plan

These confidential voting instructions are to Fidelity Management Trust Company, as Trustee for the Marathon Oil Company Thrift Plan (the “Marathon Plan”). The undersigned, as a participant in the Marathon Plan, hereby directs the Trustee to vote the number of shares of Marathon Oil Corporation common stock credited to the undersigned’s account under the Marathon Plan at the Annual Meeting of Stockholders, and at any meeting resulting from an adjournment(s) or postponement(s) thereof, upon all subjects that may properly come before the meeting, including the matters described in the 2008 Notice of Annual Meeting and Proxy Statement. In the Trustee’s discretion, it may vote upon such other matters as may properly come before the Meeting. Your vote is confidential. The shares credited to your account will be voted as directed on the reverse side. If no direction is made, if the card is not signed, or if the card is not received by April 27, 2008, the shares credited to your account will not be voted. You cannot vote your shares in person at the Annual Meeting; the Trustee is the only one who can vote your shares.

PROXY TO BE SIGNED AND DATED ON THE REVERSE SIDE